Exhibit 99.3
Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm
To the Board of Directors and
Shareholders of Stewart Enterprises, Inc.:
We have completed integrated audits of Stewart Enterprises, Inc.’s 2006 and 2005 consolidated financial statements and of its internal control over financial reporting as of October 31, 2006, and an audit of its 2004 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Stewart Enterprises, Inc. and its subsidiaries at October 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2006, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 3(a) to the consolidated financial statements, the Company changed the method of accounting for share-based compensation effective November 1, 2005. As discussed in Note 3(b) to the consolidated financial statements, the Company changed its method of accounting for preneed selling costs incurred related to the acquisition of new prearranged funeral and cemetery service and merchandise sales effective as of November 1, 2004. As discussed in Note 2(k) to the consolidated financial statements, the Company changed its method of accounting for the preneed funeral and cemetery merchandise and service trusts and the Company’s perpetual care trusts effective as of April 30, 2004.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A, that the Company maintained effective internal control over financial reporting as of October 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of October 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
PricewaterhouseCoopers LLP
New Orleans, Louisiana
January 15, 2007, except for notes 2(v)
     and 12 for which the date is June 20, 2007

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)

	Year Ended October 31,
	2006	2005	2004
Revenues:
Funeral	$282,300	$272,909	$270,176
Cemetery	234,792	219,046	222,535

	517,092	491,955	492,711

Costs and expenses:
Funeral	216,847	211,324	201,496
Cemetery	185,351	178,561	176,387

	402,198	389,885	377,883

Gross profit	114,894	102,070	114,828
Corporate general and administrative expenses	(31,739)	(19,440)	(17,097)
Hurricane related recoveries (charges), net	1,628	(9,366)	—
Separation charges	(991)	(1,507)	(3,435)
Gains on dispositions and impairment (losses), net	(353)	1,234	(225)
Other operating income, net	1,308	1,415	2,090

Operating earnings	84,747	74,406	96,161
Interest expense	(29,633)	(30,460)	(47,335)
Loss on early extinguishment of debt	—	(32,822)	—
Investment and other income, net	3,676	713	178

Earnings from continuing operations before income taxes and cumulative effect of change in accounting principle	58,790	11,837	49,004
Income taxes	21,251	3,214	18,130

Earnings from continuing operations before cumulative effect of change in accounting principle	37,539	8,623	30,874

Discontinued operations:
Earnings (loss) from discontinued operations before income taxes	(136)	1,246	4,061
Income tax expense (benefit)	(190)	15	(1,757)

Earnings from discontinued operations	54	1,231	5,818

Earnings before cumulative effect of change in accounting principle	37,593	9,854	36,692
Cumulative effect of change in accounting principle (net of $101,061 in 2005 income tax benefit)	—	(153,180)	—

Net earnings (loss)	$37,593	$(143,326)	$36,692

Basic earnings (loss) per common share:
Earnings from continuing operations before cumulative effect of change in accounting principle	$.35	$.08	$.29
Earnings from discontinued operations	—	.01	.05
Cumulative effect of change in accounting principle	—	(1.40)	—

Net earnings (loss)	$.35	$(1.31)	$.34

Diluted earnings (loss) per common share:
Earnings from continuing operations before cumulative effect of change in accounting principle	$.35	$.08	$.29
Earnings from discontinued operations	—	.01	.05
Cumulative effect of change in accounting principle	—	(1.40)	—

Net earnings (loss)	$.35	$(1.31)	$.34

Weighted average common shares outstanding (in thousands):
Basic	106,855	109,040	107,522

Diluted	106,900	109,205	108,159

Dividends declared per common share	$.10	$.075	$—

See accompanying notes to consolidated financial statements.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	October 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$43,870	$40,605
Marketable securities	239	302
Receivables, net of allowances	72,499	75,812
Inventories	36,358	34,500
Prepaid expenses	6,428	3,992
Deferred income taxes, net	10,502	15,286
Assets held for sale	2,793	4,428

Total current assets	172,689	174,925
Receivables due beyond one year, net of allowances	75,350	59,214
Preneed funeral receivables and trust investments	517,633	501,621
Preneed cemetery receivables and trust investments	258,120	257,356
Goodwill	272,976	272,976
Cemetery property, at cost	371,071	368,416
Property and equipment, at cost:
Land	41,336	41,336
Buildings	293,530	285,635
Equipment and other	149,952	158,018

	484,818	484,989
Less accumulated depreciation	189,909	195,379

Net property and equipment	294,909	289,610
Deferred income taxes, net	173,986	183,403
Cemetery perpetual care trust investments	230,203	212,537
Other assets	13,640	15,551

Total assets	$2,380,577	$2,335,609

(continued)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	October 31,
	2006	2005
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$2,839	$3,168
Accounts payable	19,375	10,758
Accrued payroll and other benefits	17,353	14,918
Accrued insurance	21,803	20,757
Accrued interest	5,822	5,236
Other current liabilities	18,141	20,167
Income taxes payable	3,703	886
Liabilities associated with assets held for sale	942	1,270

Total current liabilities	89,978	77,160
Long-term debt, less current maturities	374,020	406,859
Deferred preneed funeral revenue	274,700	284,086
Deferred preneed cemetery revenue	295,989	278,708
Non-controlling interest in funeral and cemetery trusts	657,607	626,137
Other long-term liabilities	12,410	11,442

Total liabilities	1,704,704	1,684,392

Commitments and contingencies (Note 19)
Non-controlling interest in perpetual care trusts	228,696	211,213
Non-controlling interest in perpetual care trusts associated with assets held for sale	284	551

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 150,000,000 shares; issued and outstanding 101,408,227 and 105,115,187 shares at October 31, 2006 and 2005, respectively	101,408	105,115
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at October 31, 2006 and 2005; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	640,648	667,663
Accumulated deficit	(298,715)	(336,308)
Unearned restricted stock compensation	—	(569)
Accumulated other comprehensive loss:
Unrealized depreciation of investments	(3)	(3)

Total accumulated other comprehensive loss	(3)	(3)

Total shareholders’ equity	446,893	439,453

Total liabilities and shareholders’ equity	$2,380,577	$2,335,609

See accompanying notes to consolidated financial statements.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Dollars in thousands, except per share amounts)

			Retained		Unrealized	Derivative
		Additional	Earnings	Unearned	Appreciation	Financial	Total
	Common	Paid-In	(Accumulated	Restricted Stock	(Depreciation)	Instrument	Shareholders’
	Stock (1)	Capital	Deficit)	Compensation	of Investments	Gains (Losses)	Equity
Balance October 31, 2003	$107,727	$676,439	$(229,674)	$—	$(115)	$(1,646)	$552,731

Comprehensive income:
Net earnings	—	—	36,692	—	—	—	36,692

Other comprehensive income:
Unrealized appreciation of investments, net of deferred tax expense of ($50)	—	—	—	—	115	—	115
Termination of derivative instrument designated and qualifying as a cash flow hedging instrument, net of deferred tax expense of ($119)	—	—	—	—	—	194	194
Unrealized appreciation on derivative instrument designated and qualifying as a cash flow hedging instrument, net of deferred tax expense of ($643)	—	—	—	—	—	1,119	1,119

Total other comprehensive income	—	—	—	—	115	1,313	1,428

Total comprehensive income	—	—	36,692	—	115	1,313	38,120

Restricted stock activity	132	541	—	(222)	—	—	451
Issuance of common stock	74	347	—	—	—	—	421
Stock options exercised	2,713	10,279	—	—	—	—	12,992
Tax benefit associated with stock options exercised	—	2,612	—	—	—	—	2,612
Purchase and retirement of common stock	(2,761)	(16,588)	—	—	—	—	(19,349)

Balance October 31, 2004	$107,885	$673,630	$(192,982)	$(222)	$—	$(333)	$587,978

				Unearned		Derivative
		Additional		Restricted	Unrealized	Financial	Total
	Common	Paid-In	Accumulated	Stock	Depreciation	Instrument	Shareholders’
	Stock (1)	Capital	Deficit	Compensation	of Investments	Gains (Losses)	Equity
Balance October 31, 2004	$107,885	$673,630	$(192,982)	$(222)	$—	$(333)	$587,978

Comprehensive income (loss):
Net loss	—	—	(143,326)	—	—	—	(143,326)

Other comprehensive income (loss):
Unrealized depreciation of investments, net of deferred tax expense of ($2)	—	—	—	—	(3)	—	(3)
Unrealized appreciation on derivative instrument designated and qualifying as a cash flow hedging instrument, net of deferred tax expense of ($204)	—	—	—	—	—	333	333

Total other comprehensive income (loss)	—	—	—	—	(3)	333	330

Total comprehensive income (loss)	—	—	(143,326)	—	(3)	333	(142,996)

Restricted stock activity	155	936	—	(347)	—	—	744
Issuance of common stock	76	359	—	—	—	—	435
Stock options exercised	2,654	10,513	—	—	—	—	13,167
Tax benefit associated with stock options exercised	—	1,993	—	—	—	—	1,993
Purchase and retirement of common stock	(2,100)	(11,585)	—	—	—	—	(13,685)
Dividends ($.075 per share)	—	(8,183)	—	—	—	—	(8,183)

Balance October 31, 2005	$108,670	$667,663	$(336,308)	$(569)	$(3)	$—	$439,453

(continued)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Dollars in thousands, except per share amounts)

				Unearned	Unrealized
		Additional		Restricted	Depreciation	Total
	Common	Paid-In	Accumulated	Stock	of	Shareholders’
	Stock (1)	Capital	Deficit	Compensation	Investments	Equity
Balance October 31, 2005	$108,670	$667,663	$(336,308)	$(569)	$(3)	$439,453

Comprehensive income	—	—	37,593	—	—	37,593
Adoption of SFAS No. 123R	—	(569)	—	569	—	—
Restricted stock activity	6	327	—	—	—	333
Issuance of common stock	150	648	—	—	—	798
Stock options exercised	33	149	—	—	—	182
Share-based compensation	—	1,203	—	—	—	1,203
Purchase and retirement of common stock	(3,896)	(18,100)	—	—	—	(21,996)
Dividends ($.10 per share)	—	(10,673)	—	—	—	(10,673)

Balance October 31, 2006	$104,963	$640,648	$(298,715)	$—	$(3)	$446,893

(1)	Amount includes shares of Class A common stock with a stated value of $1 per share, and includes 3,555 shares (in thousands) of Class B common stock.
See accompanying notes to consolidated financial statements.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except per share amounts)

	Year Ended October 31,
	2006	2005	2004
Cash flows from operating activities:
Net earnings (loss)	$37,593	$(143,326)	$36,692
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	153,180	—
(Gains) on dispositions and impairment losses, net	327	(2,401)	(2,222)
Impairment of hurricane damaged properties	—	11,661	—
Loss on early extinguishment of debt	—	32,822	—
Premiums paid on early extinguishment of debt	—	(25,463)	—
Depreciation and amortization	25,666	25,709	32,628
Amortization of preneed selling costs	—	—	24,952
Provision for doubtful accounts	6,795	10,077	7,107
Share-based compensation	1,203	—	—
Excess tax benefits from share-based payment arrangements	(11)	—	—
Tax benefit on stock options exercised	—	1,993	2,612
Net losses realized on marketable securities	—	—	101
Provision (benefit) for deferred income taxes	14,281	(543)	8,768
Other	3,371	518	258
Changes in assets and liabilities:
(Increase) decrease in other receivables	(22,256)	(14,155)	21,871
(Increase) decrease in inventories and cemetery property	(4,193)	1,246	2,081
Increase in accounts payable and accrued expenses	10,454	7,018	4,669
Net effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	4,567	4,141	5,481
Decrease in deferred preneed funeral revenue	(15,375)	(13,628)	(14,162)
Increase (decrease) in funeral non-controlling interest	5,058	2,449	(5,603)
Net effect of preneed cemetery production and deliveries:
(Increase) decrease in preneed cemetery receivables and trust investments	3,479	1,192	(2,646)
Increase (decrease) in deferred preneed cemetery revenue	10,235	(8,313)	7,073
Increase in cemetery non-controlling interest	11,686	12,368	1,994
Change in deferred preneed selling costs	—	—	(34,553)
Decrease in other	(2,779)	(3,703)	(3,445)

Net cash provided by operating activities	90,101	52,842	93,656

Cash flows from investing activities:
Proceeds from sales of marketable securities	—	16	1,121
Proceeds from sale of assets, net	1,218	10,007	19,775
Insurance proceeds related to hurricane damaged properties	6,000	—	—
Additions to property and equipment	(28,907)	(22,569)	(20,423)
Other	249	149	54

Net cash provided by (used in) investing activities	(21,440)	(12,397)	527

Cash flows from financing activities:
Proceeds from long-term debt	—	440,000	—
Repayments of long-term debt	(33,168)	(446,778)	(85,310)
Debt issue costs	—	(6,257)	—
Issuance of common stock	368	13,602	13,413
Purchase and retirement of common stock	(21,996)	(13,685)	(19,349)
Dividends	(10,673)	(8,183)	—
Excess tax benefits from share-based payment arrangements	11	—	—
Other	62	(53)	(8)

Net cash used in financing activities	(65,396)	(21,354)	(91,254)

Net increase in cash	3,265	19,091	2,929
Cash and cash equivalents, beginning of year	40,605	21,514	18,585

Cash and cash equivalents, end of year	$43,870	$40,605	$21,514

Supplemental cash flow information:
Cash paid (received) during the year for:
Income taxes	$4,200	$2,000	$(26,400)
Interest	$27,600	$34,400	$41,100
Noncash investing and financing activities:
Issuance of common stock to executive officers and directors	$612	$—	$—
Issuance of restricted stock	$35	$1,090	$673
See accompanying notes to consolidated financial statements.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(1) The Company
          Stewart Enterprises, Inc. (the “Company”) is a provider of funeral and cemetery products and services in the death care industry in the United States. Through its subsidiaries, the Company offers a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis. As of October 31, 2006, the Company owned and operated 229 funeral homes and 143 cemeteries in 25 states within the United States and Puerto Rico. The Company has five operating and reportable segments consisting of a corporate trust management segment and a funeral and cemetery segment for each of two geographic areas: Western and Eastern. Additional information on segments can be found in Note 20.
(2) Summary of Significant Accounting Policies
          (a) Principles of Consolidation
          The accompanying consolidated financial statements include the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated. A discussion of discontinued operations, assets held for sale and liabilities associated with assets held for sale can be found in Note 12.
          (b) Use of Estimates
          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and these differences could be material.
          (c) Fair Value of Financial Instruments
          Estimated fair value amounts have been determined using available market information and the valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts the Company could realize in a current market. The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair value amounts.
          The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company deposits its cash and cash equivalents with high quality credit institutions. Such balances typically exceed applicable FDIC insurance limits. The carrying amounts of cash and cash equivalents and current receivables approximate fair value due to the short-term nature of these instruments. The carrying amount of receivables due beyond one year approximates fair value because they bear interest at rates currently offered by the Company for receivables with similar terms and maturities.
          The carrying amounts of marketable securities and marketable securities included in preneed funeral trust investments, preneed cemetery trust investments and cemetery perpetual care trust investments are stated at fair value as they are classified as available for sale under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”). The fair value of the Company’s long-term variable-rate and fixed-rate debt is estimated using quoted market prices, where applicable, or future cash flows discounted at rates for similar types of borrowing arrangements as discussed in Note 14.
          Any investment with a fair market value that has been less than its cost basis by 20 percent or greater for more than six months as of the respective balance sheet reporting date is reviewed for an other than temporary

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(2) Summary of Significant Accounting Policies—(Continued)
impairment. The Company periodically reviews its investment portfolio to determine if any of the temporarily impaired assets should be designated as other than temporarily impaired. This evaluation includes determining if the Company has the ability and intent to hold these investments for its forecasted recovery period and determining if there have been any changes in market conditions or concerns specific to the issuer of the securities. Otherwise, an investment with a fair market value that is less than its cost basis is considered to be temporarily impaired. This evaluation of impairment with respect to the Company’s trust portfolio is performed each quarter using quoted market prices. If a loss is other than temporary, the cost basis of the security is adjusted downward to its market value. This is reflected in the Company’s footnote disclosure, but does not otherwise have an effect on the financial statements, since the trust portfolio amount as reported in the consolidated balance sheet is already marked to market value each quarter.
          (d) Inventories
          Inventories are stated at the lower of cost (average cost and first-in, first-out methods) or net realizable value. The portion of developed cemetery property that management estimates will be used in the next twelve months is included in inventories. Such estimates are based on the Company’s historical experience or results. The Company allocates costs of construction projects to the number of units in the respective project.
          (e) Buildings and Equipment
          Buildings and equipment are recorded at cost and are depreciated over their estimated useful lives, primarily using the straight-line method. Building and building improvement items are generally depreciated over a period ranging from 10 to 40 years. Equipment (including computer equipment, light equipment, heavy equipment and crematory equipment) is generally depreciated over a period ranging from 3 to 20 years. Vehicles are depreciated over five to seven years. Leasehold improvements are depreciated over the shorter of the term of the lease or the life of the asset. Maintenance and repairs are charged to expense whereas renewals and major replacements that extend the assets’ useful lives are capitalized. For the fiscal years ended October 31, 2006, 2005 and 2004, depreciation expense totaled $22,841, $21,424 and $23,469, respectively.
          The Company reviews for continued appropriateness the carrying value of its long-lived assets whenever events and circumstances indicate a potential impairment. This review is based on its projections of anticipated undiscounted future cash flows. If indicators of impairment are present, the Company evaluates the undiscounted future cash flows estimated to be generated by those assets compared to the carrying amount of those assets. The net carrying value of assets not recoverable are reduced to fair value. While the Company believes that its estimates of undiscounted future cash flows are reasonable, different assumptions regarding such cash flows and comparable sales values could materially affect its evaluations.
          (f) Preneed Selling Costs
          On May 31, 2005, the Company changed its method of accounting for preneed selling costs incurred related to the acquisition of new prearranged funeral and cemetery service and merchandise sales to expense such costs as incurred. The Company has applied this change in accounting principle effective November 1, 2004. Prior to this change, commissions and other costs that varied with and were primarily related to the acquisition of new prearranged funeral and cemetery service and merchandise sales were deferred and amortized in proportion to preneed revenue recognized during the period in a manner consistent with SFAS No. 60, “Accounting and Reporting for Insurance Companies.” This expense was included in amortization of preneed selling costs in the consolidated statement of cash flows. Accordingly, fiscal year 2004 included the amortization of these deferred selling costs while fiscal years 2005 and 2006 do not. For the year ended October 31, 2004, amortization of preneed selling costs were $24,952. For additional information, see Note 3(b).

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(2) Summary of Significant Accounting Policies—(Continued)
          (g) Goodwill
          The Company’s evaluation of the goodwill of its operations consists of 13 reporting units. Those reporting units include: corporate trust management; the Western division funeral operating segment comprised of two reporting units (Western-North and Western-South regions aggregated and Midwestern, Southern and Southwestern regions aggregated); the Western division cemetery operating segment comprised of three reporting units (Western-North region, Western-South region and Midwestern, Southern and Southwestern regions aggregated); the Eastern division funeral operating segment comprised of four reporting units (Southern region, Puerto Rico region, Northern region and Central region); and the Eastern division cemetery operating segment comprised of three reporting units (Puerto Rico region, Southern region and Northern and Central regions aggregated).
          The Company’s goodwill impairment test involves estimates and management judgment and was performed using a discounted cash flow valuation methodology. Step two of the impairment test involves determining estimates of fair values of the Company’s assets and liabilities. The Company may obtain assistance from third parties in assessing the fair value of certain of its assets, primarily real estate, in performing the step two analysis.
          Goodwill of a reporting unit must be tested for impairment on at least an annual basis. The Company conducts its annual goodwill impairment analysis during the fourth quarter of each fiscal year. In addition to an annual review, the Company assesses the impairment of goodwill whenever events or changes in circumstances indicate that the carrying value may be greater than fair value. Factors the Company considers important that could trigger an impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the manner of the use of the Company’s assets or the strategy for its overall business and significant negative industry or economic trends.
          In reviewing goodwill for impairment, the Company first compares the fair value of each of its reporting units with its carrying amount (including goodwill). If the carrying amount of a reporting unit (including goodwill) exceeds its fair value, the Company then measures the amount of impairment of the reporting unit’s goodwill by comparing the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value of a reporting unit’s goodwill is determined in the same manner as the amount of goodwill recognized in a business combination is determined. That is, the Company allocates the fair value of the reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment charge is recorded when the carrying amount of goodwill exceeds its implied fair value. The Company’s annual goodwill assessment for the years ended October 31, 2006, 2005 and 2004 resulted in no goodwill impairment charge.
          Goodwill in excess of net assets of companies acquired totaled $272,976 as of October 31, 2006 and 2005. Accumulated amortization in goodwill was $62,480 as of October 31, 2006 and 2005. The Company has approximately $62,447 of tax deductible goodwill as of October 31, 2006, which is being amortized over the next eight years for tax purposes.
          (h) Stock-Based Compensation
          Effective November 1, 2005, the Company adopted SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”), using the modified prospective application transition method. Under this transition method, compensation cost for the period includes the portion vesting in the period for (1) all share-based compensation arrangements granted prior to, but not vested as of November 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock Based Compensation” (“SFAS No. 123”) and (2) all share-based compensation arrangements granted subsequent to November 1, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. See Notes 3(a) and 18 for additional

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(2) Summary of Significant Accounting Policies—(Continued)
information on SFAS No. 123R and the policy for periods prior to 2006.
          (i) Funeral Revenue
          The Company sells price-guaranteed prearranged funeral services and merchandise under contracts that provide for delivery of the services and merchandise at the time of death. Prearranged funeral services are recorded as funeral revenue in the period the funeral is performed. Prearranged funeral merchandise is recognized as revenue upon delivery. Prior to performing the funeral or delivering of the merchandise, such sales are deferred. Funeral services and merchandise sold at the time of need are recorded as funeral revenue in the period the funeral is performed or the merchandise is delivered. The Company records cash advance items such as public transportation and obituary notices which are arranged on behalf of a customer on a net basis. Discounts are also recorded on a net basis in revenue. The Company presents all taxes assessed by governmental authorities on its revenue-producing transactions (i.e., sales taxes) as well as the recoveries from its customers from these taxes on a net basis in its consolidated financial statements.
          Because preneed services or merchandise will not be provided until the future, most states require that all or a portion of the customer payments under these contracts be protected for the benefit of the customers pursuant to applicable law. Some or all of the funds may be required to be placed into trust accounts (“trust-funded preneed funeral contracts”). Alternatively, where allowed, customers may purchase a life insurance or annuity policy from third-party insurance companies to fund their preneed funeral contracts (“insurance-funded preneed funeral contracts”). The funeral goods and services selected at the time of contract origination will be funded by the insurance policy proceeds, which include increasing insurance benefits. Under either customer funding option, the Company enters into a preneed funeral contract with the customer to provide funeral services in the future.
          When a trust-funded preneed funeral contract is entered into, the Company records an asset (included in preneed funeral receivables and trust investments) and a corresponding liability (included in deferred preneed funeral revenues) for the contract price. Principal amounts deposited in the trust or escrow accounts generally range from 70 percent to 90 percent of each installment received. The sale of caskets is treated in some jurisdictions in the same manner as the sale of cemetery merchandise and in some jurisdictions as the sale of funeral services for trusting purposes. As the customer makes payments on the contract prior to performance by the Company, the Company deposits into the related trust the required portion of the payment and reclassifies the corresponding amount from deferred preneed funeral revenues into non-controlling interest in funeral and cemetery trusts.
          The Company defers all dividends and interest earned and net capital gains and losses realized by preneed funeral trust or escrow accounts until the underlying service or merchandise is delivered.
          Deferred preneed funeral revenue represents future funeral contract revenues. In addition to amounts receivable from customers and amounts not required to be trusted, this includes distributed and distributable trust investment earnings associated with unperformed trust-funded preneed funeral contracts where the related cash or investments are not held in trust accounts (generally because the Company was permitted to withdraw the cash from the trust before performance of the service or delivery of the merchandise). Future funeral contract revenues and non-distributable net trust investment earnings where the related cash or investments are held in trust accounts are included in non-controlling interest in funeral and cemetery trusts.
          Upon cancellation of a trust-funded preneed funeral contract, a customer is generally entitled to receive a refund of the funds held in trust. In many jurisdictions, the Company may be obligated to fund any shortfall if the amounts deposited by the customer exceed the funds in trust including investment income at the time of cancellation. If the fair market value of the trusts were to decline below the estimated costs to deliver the underlying products and services, the Company would record a charge to earnings to record a liability for the expected loss on the delivery of contracts in the Company’s backlog. Based upon this assessment, no loss amounts have been required to be recognized for the years ended October 31, 2006, 2005 and 2004.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(2) Summary of Significant Accounting Policies—(Continued)
          Insurance-funded preneed funeral contracts that will be funded by life insurance or annuity contracts issued by third-party insurers are not reflected in the consolidated balance sheet. The net amount of these contracts that have not been fulfilled as of October 31, 2006 and 2005 was $416,990 and $383,897, respectively. With insurance-funded preneed funeral contracts, the Company earns a commission if it acts as an agent on the sale of the policies. Customer payments of premiums on the insurance policies are sent directly to the insurance company, and the insurance premium receivables and related customer payments are not recorded on the Company’s financial statements. Insurance commissions are recognized as revenue as earned, net of an allowance for cancellations. The costs related to the commissions are expensed as incurred. Nothing more is recorded until the contracted service or merchandise is delivered. At that time, the face amount of the contract and the build-up in the face value of the contract (i.e., the policy proceeds) are recorded as funeral revenue, and the related expenses are recorded. A receivable from the insurance company for the policy proceeds is recorded as a funeral receivable.
          (j) Cemetery Revenue
          The Company sells price-guaranteed preneed cemetery merchandise and services under contracts that provide for delivery of the merchandise and services at the time of need. Preneed cemetery merchandise and service sales are recorded as cemetery revenue in the period the merchandise is delivered or service is performed. Prior to that time, such sales are deferred. Cemetery merchandise and services sold at the time of need are recorded as cemetery revenue in the period the service is performed or the merchandise is delivered. Discounts are recorded on a net basis in revenue. The Company presents all taxes assessed by governmental authorities on its revenue-producing transactions (i.e., sales taxes) as well as the recoveries from its customers from these taxes on a net basis in its consolidated financial statements.
          Some or all of the funds received under preneed cemetery contracts for merchandise or services may be required to be placed into trust accounts, pursuant to applicable state law. With respect to the preneed sale of cemetery merchandise, the Company is generally required to place in trust 30 percent to 50 percent of each installment received. With respect to the preneed sale of cemetery services, the Company is generally required to place in trust 70 percent to 90 percent of each installment received. When a trust-funded preneed cemetery contract is entered into, the Company records an asset (included in preneed cemetery receivables and trust investments) and a corresponding liability (included in deferred preneed cemetery revenues) for the contract price. As the customer makes payments on the contract prior to performance by the Company, the Company deposits into the related trust the required portion of the payment and reclassifies the corresponding amount from deferred preneed cemetery revenues into non-controlling interest in funeral and cemetery trusts.
          Deferred preneed cemetery revenue represents future preneed cemetery revenues to be recognized upon delivery of merchandise or performance of services. In addition to the amounts receivable from customers and amounts not required to be trusted, this includes distributed and distributable trust investment earnings associated with unperformed preneed cemetery services or undelivered preneed cemetery merchandise where the related cash or investments are not held in trust accounts (generally because the Company was permitted to withdraw the cash from the trust before performance of the service or delivery of the merchandise). Future contract revenues and non-distributable net trust investment earnings where the related cash or investments are held in trust accounts are included in non-controlling interest in funeral and cemetery trusts.
          The Company defers all dividends and interest earned and net capital gains and losses realized by preneed cemetery merchandise and services trust or escrow accounts until the underlying merchandise or service is delivered. Principal and earnings are withdrawn only as the merchandise or services are delivered or contracts are cancelled, except in jurisdictions that permit earnings to be withdrawn currently and in unregulated jurisdictions where escrow accounts are used.
          The Company sells price-guaranteed cemetery contracts providing for property interment rights. For

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(2) Summary of Significant Accounting Policies—(Continued)
preneed sales of interment rights (cemetery property), the associated revenue and all costs to acquire the sale are recognized in accordance with the retail land sales provisions of SFAS No. 66, “Accounting for Sales of Real Estate” (“SFAS No. 66”). Under SFAS No. 66, recognition of revenue and costs must be deferred until 10 percent of the property sale price has been collected. Until the 10 percent has been collected, the Company records all payments received as deposits, does not record receivables and continues to report the inventory in its financial statements in accordance with SFAS No. 66. As of October 31, 2006 and 2005, the amount of inventory included in the Company’s consolidated balance sheets on which the 10 percent collection requirement has not been met was $2,132 and $1,968, respectively. Revenue related to the preneed sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs. The Company measures the percentage of completion by taking the costs incurred to date and dividing that number by the total projected cost of the project.
          Pursuant to cemetery perpetual care contracts and laws, a portion, generally 10 percent, of the proceeds from cemetery property sales is deposited into perpetual care trusts. The income from these trusts, which have been established in most jurisdictions in which the Company operates cemeteries, is used for maintenance of those cemeteries, but principal, including in some jurisdictions net realized capital gains, must generally be held in perpetuity. As payments are received, the Company generally funds the perpetual care trust in the same proportion as the payment bears to the contract amount. For example, if the Company receives 20 percent of the contract price, it places in trust 20 percent of the total amount to be placed in trust for that contract. The Company currently recognizes and withdraws all dividend and interest income earned and, where permitted, capital gains realized by cemetery perpetual care funds.
          Some of the Company’s sales of cemetery property and merchandise are made under installment contracts bearing interest at prevailing rates. Interest rates on cemetery property contracts range from 6.9 percent to 15.0 percent and have a weighted average interest rate of 9.1 percent. Finance charges are recognized as cemetery revenue under the effective interest method over the terms of the related installment receivables.
          (k) Preneed Funeral and Cemetery Merchandise and Services Trusts and Cemetery Perpetual Care Trusts
          The Company implemented Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46R”) as of April 30, 2004, which resulted in the consolidation of the Company’s preneed funeral and cemetery merchandise and service trusts and the Company’s cemetery perpetual care trusts. The implementation of FIN 46R affects certain line items in the consolidated balance sheet and statement of earnings as described below, but has no impact on net earnings. Also, the implementation of FIN 46R did not result in any net changes to the Company’s consolidated statement of cash flows, but does require disclosure of certain financing and investing activities. See Notes 4, 5 and 6.
          Although FIN 46R required consolidation of the preneed funeral and cemetery merchandise and service trusts and cemetery perpetual care trusts, it did not change the legal relationships among the trusts, the Company and its customers. In the case of preneed funeral and cemetery merchandise and services trusts, the customers are the legal beneficiaries. In the case of cemetery perpetual care trusts, the Company does not have a legal right to the cemetery perpetual care trust assets. For these reasons, upon consolidation of the trusts, the Company recognized non-controlling interests in its financial statements to reflect third-party interests in these trusts in accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” The Company classifies deposits to the funeral and cemetery merchandise and services trusts as non-controlling liability interests and classifies deposits to the cemetery perpetual care trusts as non-controlling interests outside of liabilities.
          All of these trusts hold investments in marketable securities, which have been classified as available-for-sale and are reported at fair value, with unrealized gains and losses excluded from earnings and initially reported as a separate component of accumulated other comprehensive income or loss in the Company’s consolidated balance

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(2) Summary of Significant Accounting Policies—(Continued)
sheet pursuant to the provisions of SFAS No. 115. Unrealized gains and losses attributable to the non-controlling interest holders are reclassified from accumulated other comprehensive income or loss to non-controlling interest in funeral and cemetery trusts and perpetual care trusts in the Company’s consolidated balance sheet. Unrealized gains and losses attributable to the Company, but that have not been earned through the performance of services or delivery of merchandise are reclassified from accumulated other comprehensive income or loss to non-controlling interest in funeral and cemetery trusts or non-controlling interest in cemetery perpetual care trusts.
          The Company recognizes realized earnings of the preneed funeral and cemetery merchandise and services trusts and cemetery perpetual care trusts within investment and other income, net (with a corresponding debit to the related trust asset). The Company then recognizes a corresponding expense within investment and other income, net, representing the realized earnings of these trusts attributable to the non-controlling interest holders (with a corresponding credit to non-controlling interest in funeral and cemetery trusts or non-controlling interest in cemetery perpetual care trusts, as the case may be). The Company also simultaneously recognizes a similar expense for realized earnings of the trusts attributable to the Company (with a corresponding credit to deferred preneed funeral or cemetery revenue), when such earnings have not been earned by the Company through the performance of services or delivery of merchandise. The net effect is an increase by the amount of the realized earnings in both the trust asset and the related non-controlling interest and deferred revenue; there is no effect on net earnings. In the case of preneed funeral and cemetery merchandise and services trusts, the Company recognizes as revenues amounts attributed to the non-controlling interest holders and the Company upon the performance of services and delivery of merchandise, including realized earnings accumulated in these trusts (with corresponding debits to non-controlling interest in funeral and cemetery trusts and to deferred preneed funeral revenues or deferred preneed cemetery revenues, as the case may be). In the case of cemetery perpetual care trusts, the Company recognizes investment earnings in cemetery revenues when such earnings are realized and permitted to be legally withdrawn by the Company (with a corresponding debit to non-controlling interest in cemetery perpetual care trusts). These earnings and related funds are intended to defray cemetery maintenance costs.
          The end result of FIN 46R is that the Company’s trust assets are recorded on the consolidated balance sheet at their market value and included in preneed receivables and trust investments with corresponding credits to deferred preneed revenue and non-controlling interest in the trusts. The realized earnings on these trust assets under FIN 46R flow into and out of the statement of earnings through investment and other income, net with no net effect on revenue or net earnings. Both prior to and after the adoption of FIN 46R, accumulated trust earnings from the preneed funeral and cemetery merchandise and services trusts are recognized as revenue when the related merchandise and services are delivered, and cemetery perpetual care trust earnings are recognized as revenue as they are realized in the trust and permitted to be legally withdrawn by the Company.
          (l) Allowance for Doubtful Accounts
          The Company establishes an allowance for doubtful accounts based on a range of percentages applied to accounts receivable aging categories. These percentages are based on historical collection and write-off experience. The Company also establishes an allowance for cancellations for insurance commissions based on historical experience for cancellations of insurance contracts within the period of refundability.
          (m) Income Taxes
          Income taxes are accounted for using the asset and liability method under which deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. Management provides a valuation allowance against the deferred tax asset for amounts which are not considered more likely than not to be realized. The valuation allowance is attributed primarily to capital loss carryforwards, state and Puerto Rico net operating loss carryforwards and worthless stock deductions. For additional

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(2) Summary of Significant Accounting Policies—(Continued)
information see Note 17.
          For the purpose of calculating income taxes for discontinued operations, earnings (loss) from discontinued operations is segregated into two categories: operating results and gain or loss on dispositions. Operating results are tax effected in the ordinary manner (i.e., income tax expense on net operating income, income tax benefit on net operating loss).
          For calculating the gain or loss on dispositions, businesses held for sale are grouped by sale type (i.e., stock sale or asset sale). Those classified as asset sales are netted, and any losses are characterized as “ordinary.” An income tax benefit is calculated on these losses. Those classified as stock sales are netted, and any losses are characterized as “capital.” An income tax benefit is calculated on these losses. The Company’s current policy is to provide a valuation allowance for this benefit because capital losses are deductible only against capital gains, and the Company cannot at this time predict with certainty its ability to generate sufficient capital gains in future periods to absorb the losses before the carry-forward expiration given the significant amount of capital losses that were incurred in prior years.
          As sales are finalized, the Company adjusts the gain or loss for changes in actual sales proceeds as compared to estimates, and for basis differences at the time of sale, as well as any changes in the type of sale. Sales originally anticipated to be stock sales but consummated as asset sales will generate ordinary losses. The Company records a tax benefit and adjusts the valuation allowance for the respective amount resulting from the changes in circumstances surrounding the finalized sale. This adjustment is allocated to continuing operations or discontinued operations according to its original sourcing of the income or loss.
          (n) Earnings Per Common Share
          Basic earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding during each period. Diluted earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if the dilutive potential common shares (in this case, exercise of the Company’s time-vest stock options and non-vested restricted stock awards) had been issued during each period as discussed in Note 16.
          (o) Derivatives
          The Company accounts for derivative financial instruments under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” The notional amounts of derivative financial instruments do not represent amounts exchanged between parties and, therefore, are not a measure of the Company’s exposure resulting from its use of derivatives. The amounts exchanged are calculated based upon the notional amounts as well as other terms of the instruments, such as interest rates, exchange rates or other indices. In accordance with SFAS No. 133, the Company accounted for its sole derivative instrument, a $50,000 interest rate swap which expired in March 2005, as a cash flow hedge whereby the fair value of the interest rate swap was reflected as a liability in the consolidated balance sheet as of October 31, 2004 with the offset recorded to other comprehensive income. As of October 31, 2004, the fair value of the interest rate swap, net of taxes, was $333. The Company had no remaining interest rate swaps as of October 31, 2006 and 2005.
          (p) Estimated Insurance Loss Liabilities
          The Company purchases comprehensive general liability, automobile liability and workers compensation insurance coverages structured within a large deductible/self-insured retention premium rating program. This

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(2) Summary of Significant Accounting Policies—(Continued)
program results in the Company being primarily self-insured for claims and associated costs and losses covered by these policies. Historical insurance industry experience indicates some degree of inherent variability in assessing the ultimate amount of losses associated with the types of claims covered by the program. This is especially true due to the extended period of time that transpires between when the claim might occur and the full settlement of such claim, often many years. The Company continually evaluates the receivables due from its insurance carriers as well as loss estimates associated with claims and losses related to these insurance coverages with information obtained from its primary insurer.
          With respect to health insurance that covers substantially all of the Company’s employees, the Company purchases individual and aggregate stop loss coverage with a large deductible. This program results in the Company being primarily self-insured for claims and associated costs up to the amount of the deductible, with claims in excess of the deductible amount being covered by insurance. Expected claims are based on actuarial estimates; actual claims may differ from those estimates. The Company continually evaluates its claims experience related to this coverage with information obtained from its insurer.
          Assumptions used in preparing these estimates are based on factors such as claim settlement patterns, claim development trends, claim frequency and severity patterns, inflationary trends and data reasonableness. Together these factors will generally affect the analysis and determination of the “best estimate” of the projected ultimate claim losses. The results of these evaluations are used to assess the reasonableness of the Company’s insurance loss liability.
          The estimated liability on the uninsured legal and employment-related claims are established by management based upon the recommendations of professionals who perform a review of both reported claims and estimate a liability for incurred but not reported claims. These liabilities include the estimated settlement costs. Although management believes estimated liabilities related to uninsured claims are adequately recorded, it is possible that actual results could significantly differ from the recorded liabilities.
          The Company also has insurance coverage related to property damage, incremental costs and property operating expenses it incurred due to damage caused by Hurricane Katrina. A significant portion of the expenses incurred by the Company is expected to be recovered when the Company negotiates a final settlement with its insurance carriers as discussed in Note 22. The Company’s policy is to record such amounts when recovery is probable, which generally means it has reached an agreement with the insurance company.
          (q) Dividends
          On March 28, 2005, the Company announced that its Board of Directors approved the initiation of a quarterly cash dividend of two and one-half cents per share of Class A and B common stock. Although the Company intends to pay regular quarterly cash dividends for the foreseeable future, the declaration and payment of future dividends are discretionary and will be subject to determination by the Board of Directors each quarter after its review of the Company’s financial performance. For the years ended October 31, 2006 and 2005, the Company paid $10,673 and $8,183, respectively, in dividends.
          (r) Leases
          The Company has noncancellable operating leases, primarily for land and buildings, that expire over the next 1 to 12 years, with the exception of six leases that expire between 2032 and 2039. As of October 31, 2006, approximately 75 percent of the Company’s 229 funeral locations were owned by the Company’s subsidiaries and approximately 25 percent were held under operating leases. The Company records operating lease expense for leases with escalating rents on a straight-line basis over the life of the lease, including reasonably assured lease renewals. The Company amortizes leasehold improvements in an operating lease over the shorter of their economic lives or the lease term, including reasonably assured lease renewals.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(2) Summary of Significant Accounting Policies—(Continued)
          (s) Business Interruption Insurance
          The Company has insurance policies that provide coverage for interruption to the business, including lost profits. For the fiscal year 2006, the Company recorded $3,169 in business interruption insurance proceeds related to hurricane damaged properties based on information received from its insurance carrier. This amount is reflected in the funeral and cemetery revenue line items in the consolidated statements of earnings for the year ended October 31, 2006 and in current receivables, net of allowances in the consolidated balance sheet as of October 31, 2006. See Note 22 for additional information.
          (t) Computer Software
          In fiscal year 2006, the Company began implementing two new computer software systems. Concurrently to the implementation of the new systems, the Company will be disposing of the three current software systems. The Company has revisited the original useful life set for the current software systems based on the fact the Company has decided to purchase externally developed software. The Company has recorded the change in life of the current software systems as a change in accounting estimate and has accounted for the change on a prospective basis. The decision to purchase the software was approved by the Board of Directors in September 2006 with implementation to begin in October 2006. Accordingly, the Company recorded one month of accelerated depreciation in October 2006. Prior to the end of fiscal year 2007, the current software will be fully depreciated, and the new software will be ready for its intended use.
          (u) Out of Period Adjustments
          The Company discovered several adjustments that relate to prior accounting periods as a result of a thorough and comprehensive review of the Company’s financial statements. These errors primarily related to the following:
(1)	The Company overstated deferred revenue by $3,129 primarily at the time of adoption of Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” in fiscal year 2001. The correction of this item resulted in additional cemetery revenue in the current period ($3,537 was discovered, recorded and disclosed in the July 31, 2006 Form 10-Q and the offsetting $408 correction was recorded in the fourth quarter of fiscal year 2006).

(2)	The Company understated accounts payable by $4,023 as of October 31, 2005 because the Company failed to accrue for individually immaterial expenses incurred at the individual funeral home and cemetery locations. The Company protocol was designed to record expenses for a twelve month period and failed to consider the impact of period end cutoff ($3,331 million was discovered, recorded and disclosed in the July 31, 2006 Form 10-Q and the remaining $692 correction was recorded in the fourth quarter of 2006).

(3)	The Company misapplied its accounting policies related to the capitalization of certain fixed assets primarily related to periods prior to 2004 and the depreciable lives used for certain fixed assets resulting in a total error in net earnings of $2,023 ($1,333 was discovered, recorded and disclosed in the July 31, 2006 Form 10-Q and the remaining $690 error was recorded in the fourth quarter of fiscal 2006).

(4)	The Company incorrectly calculated its estimate of the reserve for cancellations of preneed insurance sales. The reserve is recorded to reflect the estimated effect on commissions recorded for future cancellations of these sales. The Company determined there was an error in this reserve of $1,100. The correction of this error resulted in an increase to funeral revenue in the current period.

(5)	The Company incorrectly calculated its non-compete amortization. The correction of this error resulted in an increase to funeral expense of $1,371 and a decrease in cemetery expense of $862 for a net increase in total expense of $509 in the current period.

(6)	The Company also had miscellaneous adjustments amounting to $38.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(2) Summary of Significant Accounting Policies—(Continued)
          The net impact of these adjustments is a decrease in net earnings of $1,455 for the year ended October 31, 2006. The Company does not believe these adjustments are quantitatively or qualitatively material to its financial position, results of operations and cash flows for the current year ended October 31, 2006 or to any of its prior annual or quarterly financial statements. As a result, the Company did not restate any prior period financial statements. The impact of these out of period adjustments on the year ended October 31, 2006 is shown below.

Twelve Months Ended
October 31, 2006
Out of Period Adjustments
Increase (Decrease)
Revenue:
Funeral:
Western division	$1,083
Eastern division	514

Total funeral revenue	1,597

Cemetery:
Western division	636
Eastern division	611

Total cemetery revenue	1,247

Total revenues	2,844

Costs and expenses:
Funeral:
Western division	2,471
Eastern division	3,105

Total funeral costs and expenses	5,576

Cemetery:
Western division	705
Eastern division	(972)

Total cemetery costs and expenses	(267)

Total costs and expenses	5,309

Gross profit:
Funeral:
Western division	(1,388)
Eastern division	(2,591)

Total funeral gross profit	(3,979)

Cemetery:
Western division	(69)
Eastern division	1,583

Total cemetery gross profit	1,514

Total gross profit	(2,465)
Corporate general and administrative expenses	(104)

Operating earnings	(2,569)
Investment and other income, net	281

Earnings from continuing operations before income taxes	(2,288)
Income taxes	(833)

Net earnings	$(1,455)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(2) Summary of Significant Accounting Policies—(Continued)
          (v) Reclassifications
          Certain reclassifications have been made to the 2006, 2005 and 2004 consolidated financial statements. All businesses sold in fiscal years 2004, 2005, 2006 and 2007 that met the criteria for discontinued operations under SFAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“SFAS No. 144”), have been classified as discontinued operations for all periods presented. Results associated with real estate sold or intended to be sold as part of the divestiture plan have been included in continuing operations for all periods. See Note 12 for a discussion of discontinued operations.
          A reclassification was also made in the 2005 consolidated balance sheet related to the presentation of restricted marketable securities. A reclassification was also made to the 2005 consolidated balance sheet related to SFAS No. 66. Previously, the Company recorded receivables for these contracts and deferred revenue for these sales and had relieved the inventory. A reclassification of $4,170 was also made between short-term and long-term deferred incomes taxes.
          The Company also changed its presentation of activities related to its preneed funeral and cemetery trusts within the 2006, 2005 and 2004 consolidated statements of cash flows. Previously, all funeral and cemetery trust activities were included in the “net effect of preneed funeral production and maturities” and “net effect of preneed cemetery production and deliveries” line items. The Company now presents separate components of the funeral and cemetery trust activities within the following line items: changes in preneed receivables and trust investments, changes in deferred preneed revenue and changes in non-controlling interest. This new presentation has no effect on operating cash flows.
          The foregoing reclassifications in themselves had no effect on the Company’s total net income or loss, total shareholders’ equity or the net increase or decrease in cash.
(3) Change in Accounting Principles and New Accounting Principles
          (a) Stock-Based Compensation
          Effective November 1, 2005, the Company adopted SFAS No. 123R using the modified prospective application transition method. Prior to November 1, 2005, the Company accounted for its stock-based employee compensation plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and followed the disclosure-only provisions of SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of FASB Statement No. 123.” No stock-based employee compensation cost related to stock options was reflected in net earnings, as all options granted under those plans had an exercise price equal to or greater than the market value of the underlying common stock on the grant date. Accordingly, share-based compensation related to stock options was only included as a pro forma disclosure in the notes to the consolidated financial statements.
          Under the modified prospective application transition method, compensation cost for the period includes the portion vesting in the period for (1) all share-based compensation arrangements granted prior to, but not vested as of November 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and (2) all share-based compensation arrangements granted subsequent to November 1, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. Under this transition method, no cumulative effect of change in accounting principle was required for the Company, and results for prior periods have not been restated. SFAS No. 123R also requires that excess tax benefits be reported as a financing cash inflow rather than an operating cash inflow. See Note 18 for additional information on SFAS No. 123R.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(3) Change in Accounting Principles and New Accounting Principles—(Continued)
          (b) Preneed Selling Costs
          As discussed in Note 2(f), on May 31, 2005 the Company changed its method of accounting for preneed selling costs incurred related to the acquisition of new prearranged funeral and cemetery service and merchandise sales. The Company has applied this change in accounting principle effective November 1, 2004. Prior to this change, commissions and other costs that varied with and were primarily related to the acquisition of new prearranged funeral and cemetery service and merchandise sales were deferred and included in deferred charges and amortized in proportion to preneed revenue recognized during the period in a manner consistent with SFAS No. 60. The Company decided to change its accounting for preneed selling costs to expense such costs as incurred. The Company concluded that expensing these costs as they are incurred would be preferable to the old method because it makes its reported results more comparable with other public death care companies, better aligns the costs of obtaining preneed contracts with the cash outflows associated with obtaining such contracts and eliminates the burden of maintaining deferred selling cost records.
          As of November 1, 2004, the Company recorded a cumulative effect of change in accounting principle of $254,241 ($153,180 after tax, or $1.40 per diluted share), which represents the cumulative balance of deferred preneed selling costs in the deferred charges line on the Company’s condensed consolidated balance sheet at the time of the change. The effect of the change in accounting principles for the year ended October 31, 2005 in addition to the cumulative effect was a decrease in net earnings of $4,957 or $.04 per share, which represents the selling costs expensed in excess of what the amortization of preneed selling costs would have been had the Company not changed its accounting method. If this change in accounting principle had been in effect in fiscal year 2004, net earnings would have been $30,739 and basic and diluted net earnings per share would have been $.28.
          (c) Other Accounting Pronouncements
          In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an Amendment of FASB Statements No. 133 and 140.” This statement amends SFAS No. 133 and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 140”). This statement resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets” and permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133. SFAS No. 140 is also amended to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not expect this statement to have any impact on its consolidated financial statements.
          In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - an Amendment of FASB Statement No. 140.” This statement amends SFAS No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations and requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. This statement is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not expect this statement to have any impact on its consolidated financial statements.
          In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting and disclosure for uncertain tax positions in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 addresses the recognition, measurement, classification and disclosure issues related to the recording of financial statement benefits for income tax positions that have some degree of uncertainty. This interpretation is effective as of the beginning of an entity’s first fiscal year that begins after December 15, 2006. The Company is currently evaluating the impact the adoption of

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(3) Change in Accounting Principles and New Accounting Principles—(Continued)
FIN 48 will have on its consolidated financial statements.
          In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which establishes a framework for measuring fair value in accordance with Generally Accepted Accounting Principles (“GAAP”) and expands disclosures about fair value measurements. This statement is effective as of the beginning of the entity’s first fiscal year that begins after November 15, 2007. The Company is currently evaluating the impact, if any, the adoption of SFAS No. 157 will have on its consolidated financial statements.
          In September 2006, the Securities and Exchange Commission (“SEC”) issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB No. 108 requires companies to quantify misstatements using both a balance sheet and income statement approach to evaluate whether an error is material in light of relevant quantitative and qualitative factors. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2006. The adoption of SAB No. 108 will not have an impact on the Company’s consolidated financial statements.
(4) Preneed Funeral Activities
Preneed Funeral Receivables and Trust Investments
          Preneed funeral receivables and trust investments represent trust assets and customer receivables related to unperformed, price-guaranteed trust-funded preneed funeral contracts. The components of preneed funeral receivables and trust investments in the consolidated balance sheet as of October 31, 2006 and 2005 are as follows:

	October 31, 2006	October 31, 2005
Trust assets	$467,326	$445,721
Receivables from customers	50,307	55,900

Preneed funeral receivables and trust investments	$517,633	$501,621

          The cost and market values associated with preneed funeral merchandise and services, trust assets as of October 31, 2006 are detailed below. The adjusted cost basis of the funeral merchandise and services trust assets below reflects an other than temporary decline in the trust assets of approximately $79,356 as of October 31, 2006 from their original cost basis. The Company believes the unrealized losses reflected below of $5,229 related to trust investments are temporary in nature.

	October 31, 2006
	Adjusted	Unrealized	Unrealized
	Cost Basis	Gains	Losses	Market
Cash, money market and other short-term investments	$49,708	$—	$—	$49,708
U.S. Government, agencies and municipalities	14,495	93	(135)	14,453
Corporate bonds	30,432	718	(195)	30,955
Preferred stocks	78,334	751	(1,125)	77,960
Common stocks	219,065	24,142	(3,616)	239,591
Mutual funds	32,558	902	(158)	33,302
Insurance contracts and other long-term investments	19,443	140	—	19,583

Trust investments	$444,035	$26,746	$(5,229)	$465,552

Market value as a percentage of cost					104.8%

Accrued investment income				2,525
Less trust investments of assets held for sale				(751)

Trust assets				$467,326

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(4) Preneed Funeral Activities—(Continued)
          The estimated maturities and market values of debt securities included above are as follows:

October 31, 2006
Due in one year or less	$2,307
Due in one to five years	18,943
Due in five to ten years	23,827
Thereafter	331

$45,408

          The cost and market values associated with preneed funeral merchandise and services trust assets as of October 31, 2005 are detailed below. The adjusted cost basis of the funeral merchandise and services trust assets below reflects an other than temporary decline in the trust assets of approximately $81,829 as of October 31, 2005 from their original cost basis. The Company believes the unrealized losses reflected below of $12,586 related to trust investments are temporary in nature.

	October 31, 2005
	Adjusted Cost	Unrealized	Unrealized
	Basis	Gains	Losses	Market
Cash, money market and other short-term investments	$52,275	$—	$—	$52,275
U.S. Government, agencies and municipalities	7,421	52	(384)	7,089
Corporate bonds	19,702	679	(566)	19,815
Preferred stocks	68,419	503	(1,577)	67,345
Common stocks	239,970	13,803	(9,812)	243,961
Mutual funds	30,254	215	(247)	30,222
Insurance contracts and other long-term investments	23,190	351	—	23,541

Trust investments	$441,231	$15,603	$(12,586)	$444,248

Market value as a percentage of cost					100.7%

Accrued investment income				2,096
Less trust investments of assets held for sale				(623)

Trust assets				$445,721

	Year Ended October 31,
	2006	2005	2004(1)
Purchases	$149,504	$221,780	$28,871
Sales	159,106	152,417	110,433
Realized gains	19,477	12,968	10,159
Realized losses on sales	(1,718)	(7,256)	(11,215)

Other comprehensive income:
Reduction (increase) in net unrealized losses	21,517	3,017	(5,658)
Reclassification to non-controlling interest	(21,517)	(3,017)	5,658

(1)	Represents the six months ended October 31, 2004 as FIN 46R became effective on April 30, 2004.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(4) Preneed Funeral Activities—(Continued)
          In addition, the Company deposited $29,191, $24,493 and $14,288 into and withdrew $50,770, $39,229 and $22,294 from preneed funeral trusts during the years ended October 31, 2006 and 2005 and the six months ended October 31, 2004, respectively.
          The following table shows the gross unrealized losses and fair value of the preneed funeral merchandise and services trust investments with unrealized losses that are temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of October 31, 2006 and 2005. A loss is considered other than temporary if the security has a reduction in market value, compared with its cost basis, of 20 percent or more for a period of six months or longer.

	October 31, 2006
	Less than 12 Months		12 Months or Greater		Total
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Government, agencies and municipalities	$2,440	$(16)	$4,845	$(119)	$7,285	$(135)
Corporate bonds	2,824	(20)	5,865	(175)	8,689	(195)
Preferred stocks	4,892	(242)	34,909	(883)	39,801	(1,125)
Common stocks	17,869	(598)	52,710	(3,018)	70,579	(3,616)
Mutual funds	2,196	(88)	2,429	(70)	4,625	(158)

Total	$30,221	$(964)	$100,758	$(4,265)	$130,979	$(5,229)

	October 31, 2005
	Less than 12 Months		12 Months or Greater		Total
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Government, agencies and municipalities	$5,591	$(377)	$100	$(7)	$5,691	$(384)
Corporate bonds	7,023	(566)	—	—	7,023	(566)
Preferred stocks	23,095	(945)	13,659	(632)	36,754	(1,577)
Common stocks	60,047	(3,115)	59,513	(6,697)	119,560	(9,812)
Mutual funds	8,183	(117)	3,877	(130)	12,060	(247)

Total	$103,939	$(5,120)	$77,149	$(7,466)	$181,088	$(12,586)

(5) Preneed Cemetery Merchandise and Service Activities
Preneed Cemetery Receivables and Trust Investments
          Preneed cemetery receivables and trust investments represent trust assets and customer receivables for contracts sold in advance of when the merchandise or services are needed. The receivables related to the sale of preneed property interment rights are included in the Company’s current and long-term receivables discussed in Note 9. The components of preneed cemetery receivables and trust investments in the consolidated balance sheet as of October 31, 2006 and 2005 are as follows:

	October 31, 2006	October 31, 2005
Trust assets	$201,891	$191,425
Receivables from customers	56,229	65,931

Preneed cemetery receivables and trust investments	$258,120	$257,356

          The cost and market values associated with the preneed cemetery merchandise and services trust assets as of October 31, 2006 are detailed below. The adjusted cost basis of the cemetery merchandise and services trust assets

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(5) Preneed Cemetery Merchandise and Service Activities—(Continued)
below reflects an other than temporary decline in the trust assets of approximately $42,871 as of October 31, 2006 from their original cost basis. The Company believes the unrealized losses reflected below of $2,958 related to trust investments are temporary in nature.

	October 31, 2006
	Adjusted	Unrealized	Unrealized
	Cost Basis	Gains	Losses	Market
Cash, money market and other short-term investments	$21,437	$—	$—	$21,437
U.S. Government, agencies and municipalities	13,348	66	(78)	13,336
Corporate bonds	10,115	320	(23)	10,412
Preferred stocks	32,926	280	(494)	32,712
Common stocks	89,091	9,426	(2,356)	96,161
Mutual funds	25,721	309	(3)	26,027
Insurance contracts and other long-term investments	571	—	(4)	567

Trust investments	$193,209	$10,401	$(2,958)	$200,652

Market value as a percentage of cost					103.8%

Accrued investment income				1,331
Less trust investments of assets held for sale				(92)

Trust assets				$201,891

          The estimated maturities and market values of debt securities included above are as follows:

October 31, 2006
Due in one year or less	$5,042
Due in one to five years	9,407
Due in five to ten years	8,730
Thereafter	569

$23,748

          The cost and market values associated with the preneed cemetery merchandise and services trust assets as of October 31, 2005 are detailed below. The adjusted cost basis of the cemetery merchandise and services trust assets below reflect an other than temporary decline in the trust assets of approximately $43,209 as of October 31, 2005 from their original cost basis. The Company believes the unrealized losses reflected below of $6,615 related to trust investments are temporary in nature.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(5) Preneed Cemetery Merchandise and Service Activities—(Continued)

	October 31, 2005
	Adjusted	Unrealized	Unrealized
	Cost Basis	Gains	Losses	Market
Cash, money market and other short-term investments	$12,377	$—	$—	$12,377
U.S. Government, agencies and municipalities	10,686	27	(76)	10,637
Corporate bonds	8,893	309	(145)	9,057
Preferred stocks	34,319	296	(861)	33,754
Common stocks	104,999	5,465	(5,486)	104,978
Mutual funds	19,018	86	(47)	19,057
Insurance contracts and other long-term investments	568	2	—	570

Trust investments	$190,860	$6,185	$(6,615)	$190,430

Market value as a percentage of cost					99.8%

Accrued investment income				1,076
Less trust investments of assets held for sale				(81)

Trust assets				$191,425

	Year Ended October 31,
	2006	2005	2004(1)
Purchases	$115,257	$133,501	$31,930
Sales	131,166	110,342	52,704
Realized gains on sales	11,090	9,260	5,074
Realized losses on sales	(1,593)	(2,997)	(4,401)
Other comprehensive income:
Reduction (increase) in net unrealized losses	7,443	(430)	(1,566)
Reclassification to non-controlling interest	(7,443)	430	1,566

(1)	Represents the six months ended October 31, 2004 as FIN 46R became effective on April 30, 2004.
          In addition, the Company deposited $19,630, $18,462 and $9,474 into and withdrew $29,330, $32,370, and $9,331 from preneed cemetery merchandise and service trust during the years ended October 31, 2006 and 2005 and the six months ended October 31, 2004, respectively.
          The following table shows the gross unrealized losses and fair value of the preneed cemetery merchandise and services trust investments with unrealized losses that are temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of October 31, 2006 and 2005. A loss is considered other than temporary if the security has a reduction in market value, compared with its cost basis, of 20 percent or more for a period of six months or longer.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(5) Preneed Cemetery Merchandise and Service Activities—(Continued)

	October 31, 2006
	Less than 12 Months		12 Months or Greater		Total
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Government, agencies and municipalities	$7,543	$(38)	$1,520	$(40)	$9,063	$(78)
Corporate bonds	745	(2)	692	(21)	1,437	(23)
Preferred stocks	552	(2)	14,079	(492)	14,631	(494)
Common stocks	5,726	(162)	26,406	(2,194)	32,132	(2,356)
Mutual funds	—	—	2,463	(3)	2,463	(3)
Insurance contracts and other long-term investments	15	(4)	—	—	15	(4)

Total	$14,581	$(208)	$45,160	$(2,750)	$59,741	$(2,958)

	October 31, 2005
	Less than 12 Months		12 Months or Greater		Total
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Government, agencies and municipalities	$8,938	$(70)	$52	$(6)	$8,990	$(76)
Corporate bonds	3,044	(145)	10	—	3,054	(145)
Preferred stocks	12,983	(568)	3,208	(293)	16,191	(861)
Common stocks	29,198	(1,666)	37,434	(3,820)	66,632	(5,486)
Mutual funds	11,371	(47)	—	—	11,371	(47)

Total	$65,534	$(2,496)	$40,704	$(4,119)	$106,238	$(6,615)

(6) Cemetery Interment Rights and Perpetual Care Trusts
          Earnings realized from cemetery perpetual care trust investments that the Company is legally permitted to withdraw are recognized in current cemetery revenues and are used to defray cemetery maintenance costs which are expensed as incurred. Recognized earnings related to these cemetery perpetual care trust investments were $10,121, $8,175 and $6,375 for the years ended October 31, 2006, 2005 and 2004, respectively.
          The cost and market values of the trust investments held by the cemetery perpetual care trusts as of October 31, 2006 are detailed below. The adjusted cost basis of the cemetery perpetual care trusts below reflects an other than temporary decline in the trust assets of $32,420 as of October 31, 2006 from their original cost basis. The Company believes the unrealized losses reflected below of $4,461 related to trust investments are temporary in nature.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)

	Adjusted	Unrealized	Unrealized
	Cost Basis	Gains	Losses	Market
Cash, money market and other short-term investments	$16,531	$2	$(5)	$16,528
U.S. Government, agencies and municipalities	7,833	45	(127)	7,751
Corporate bonds	24,912	1,392	(66)	26,238
Preferred stocks	71,603	1,338	(1,578)	71,363
Common stocks	83,839	14,135	(2,603)	95,371
Mutual funds	10,681	574	(63)	11,192
Insurance contracts and other long-term investments	1,003	91	(19)	1,075

Trust investments	$216,402	$17,577	$(4,461)	$229,518

Market value as a percentage of cost					106.1%

Accrued investment income				969
Less trust investments of assets held for sale				(284)

Trust assets				$230,203

          The estimated maturities and market values of debt securities included above are as follows:

October 31, 2006
Due in one year or less	$1,014
Due in one to five years	20,619
Due in five to ten years	10,906
Thereafter	1,450

$33,989

          The cost and market values of the trust investments held by the cemetery perpetual care trusts as of October 31, 2005 are detailed below. The adjusted cost basis of the cemetery perpetual care trusts below reflect an other than temporary decline in the trust assets of $30,299 as of October 31, 2005 from their original cost basis. The Company believes the unrealized losses reflected below of $10,363 related to trust investments are temporary in nature.

	Adjusted	Unrealized	Unrealized
	Cost Basis	Gains	Losses	Market
Cash, money market and other short-term investments	$20,172	$—	$—	$20,172
U.S. Government, agencies and municipalities	7,077	36	(127)	6,986
Corporate bonds	18,817	1,669	(156)	20,330
Preferred stocks	71,168	642	(4,187)	67,623
Common stocks	87,406	10,659	(5,795)	92,270
Mutual funds	3,557	129	(72)	3,614
Insurance contracts and other long-term investments	1,132	45	(26)	1,151

Trust investments	$209,329	$13,180	$(10,363)	$212,146

Market value as a percentage of cost					101.3%

Accrued investment income				942
Less trust investments of assets held for sale				(551)

Trust assets				$212,537

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(6) Cemetery Interment Rights and Perpetual Care Trusts—(Continued)

	Year Ended October 31,
	2006	2005	2004(1)
Purchases	$63,074	$111,349	$24,525
Sales	54,450	98,774	25,544
Realized gains on sales	4,853	5,578	1,165
Realized losses on sales	(3,456)	(2,017)	(2,411)
Other comprehensive income:
Reduction in net unrealized losses	13,116	2,817	7,989
Reclassification to non-controlling interest	(13,116)	(2,817)	(7,989)

(1)	Represents the six months ended October 31, 2004 as FIN 46R became effective on April 30, 2004.
          In addition, the Company deposited $7,902, $7,915 and $3,957 into and withdrew $9,848, $9,203 and $3,034 from perpetual care trusts during the years ended October 31, 2006 and 2005 and the six months ended October 31, 2004, respectively.
          During the years ended October 31, 2006, 2005 and 2004, cemetery revenues were $234,792, $219,046 and $222,535, respectively, of which $9,462, $8,614 and $8,076, respectively, were required to be placed into perpetual care trust and were recorded as revenues and expenses.
          The following table shows the gross unrealized losses and fair value of the cemetery perpetual care trust investments with unrealized losses that are temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of October 31, 2006 and 2005. A loss is considered other than temporary if the security has a reduction in market value, compared with its cost basis, of 20 percent or more for a period of six months or longer.

	October 31, 2006
	Less than 12 Months		12 Months or Greater		Total
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Cash, money markets and other short-term investments	$—	$—	$95	$(5)	$95	$(5)
U.S. Government, agencies and municipalities	1,875	(5)	2,867	(122)	4,742	(127)
Corporate bonds	1,623	(13)	1,238	(53)	2,861	(66)
Preferred stocks	5,060	(118)	25,264	(1,460)	30,324	(1,578)
Common stocks	1,414	(114)	27,243	(2,489)	28,657	(2,603)
Mutual funds	772	(38)	642	(25)	1,414	(63)
Insurance contracts and other long-term investments	—	—	87	(19)	87	(19)

Total	$10,744	$(288)	$57,436	$(4,173)	$68,180	$(4,461)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(6) Cemetery Interment Rights and Perpetual Care Trusts—(Continued)

	October 31, 2005
	Less than 12 Months		12 Months or Greater		Total
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Government, agencies and municipalities	$4,148	$(67)	$1,334	$(60)	$5,482	$(127)
Corporate bonds	955	(89)	810	(67)	1,765	(156)
Preferred stocks	26,636	(4,022)	3,993	(165)	30,629	(4,187)
Common stocks	20,636	(1,618)	33,768	(4,177)	54,404	(5,795)
Mutual funds	1,002	(26)	893	(46)	1,895	(72)
Insurance contracts and other long-term investments	460	(26)	—	—	460	(26)

Total	$53,837	$(5,848)	$40,798	$(4,515)	$94,635	$(10,363)

(7) Non-Controlling Interest in Funeral and Cemetery Trusts and in Perpetual Care Trusts
          The components of non-controlling interest in funeral and cemetery trusts and non-controlling interest in perpetual care trusts at October 31, 2006 are as follows:

				Non-controlling
	Non-controlling Interest			Interest in
	Preneed	Preneed		Perpetual
	Funeral	Cemetery	Total	Care Trusts
Trust assets at market value	$467,326	$201,891	$669,217	$230,203
Less:
Pending withdrawals	(10,317)	(5,175)	(15,492)	(2,300)
Pending deposits	2,362	1,520	3,882	793

Non-controlling interest	$459,371	$198,236	$657,607	$228,696

          The components of non-controlling interest in funeral and cemetery trusts and non-controlling interest in perpetual care trusts at October 31, 2005 are as follows:

				Non-controlling
	Non-controlling Interest			Interest in
	Preneed	Preneed		Perpetual
	Funeral	Cemetery	Total	Care Trusts
Trust assets at market value	$445,721	$191,425	$637,146	$212,537
Less:
Pending withdrawals	(7,868)	(6,104)	(13,972)	(1,866)
Pending deposits	1,648	1,315	2,963	542

Non-controlling interest	$439,501	$186,636	$626,137	$211,213

Investment and other income (expense), net
          The components of investment and other income (expense), net in the consolidated statement of earnings for the years ended October 31, 2006, 2005 and 2004 are detailed below.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(7) Non-Controlling Interest in Funeral and Cemetery Trusts and in Perpetual Care Trusts—(Continued)

	Year Ended
	October 31, 2006	October 31, 2005	October 31, 2004
Non-controlling interest:
Realized gains	$35,420	$27,806	$16,398
Realized losses	(6,767)	(12,270)	(18,027)
Interest income, dividends and other ordinary income	29,254	26,393	11,827
Trust expenses and income taxes	(12,069)	(12,020)	(5,887)

Net trust investment income	45,838	29,909	4,311
Non-controlling interest in funeral and cemetery trust investment income	(37,761)	(20,861)	(3,206)
Non-controlling interest in perpetual care trust investment income	(8,077)	(9,048)	(1,105)

Total non-controlling interest	—	—	—
Investment and other income, net (1)	3,676	713	178

Total investment and other income, net	$3,676	$713	$178

(1)	Investment and other income, net is comprised of interest income primarily on the Company’s cash, cash equivalents and marketable securities not held in trust.
(8) Marketable Securities and Restricted Investments
     The market value of marketable securities as of October 31, 2006 and 2005 was $1,239 and $1,302, respectively, which included gross unrealized gains of $8 and $6 and gross unrealized losses of $8 and $11, respectively, for fiscal years 2006 and 2005. Of the total marketable securities balances as of October 31, 2006 and 2005, $1,000 is classified as a long-term asset in the line item “other assets” in the consolidated balance sheets. The Company is required by Texas statutes to maintain a minimal capital level of $1,000, of which 40 percent must be in readily marketable investments. The Company realized net losses on marketable securities of $0 for the years ended October 31, 2006 and 2005, and $101 for the year ended October 31, 2004, respectively. The cost of securities sold was determined by using the average cost method.
(9) Receivables

	October 31,
	2006	2005
Current receivables are summarized as follows:

Installment contracts due within one year	$35,527	$32,652
Income tax receivables	8,800	17,754
Receivable for hurricane related insurance proceeds	10,000	11,031
Trade and other receivables	16,830	14,870
Funeral receivables	11,583	9,644
Allowance for doubtful accounts	(6,652)	(6,785)
Amounts to be collected for cemetery perpetual care trusts	(3,589)	(3,354)

Net current receivables	$72,499	$75,812

Long-term receivables are summarized as follows:

Installment contracts due beyond one year	$85,904	$78,142
Income tax receivable	8,485	—
Allowance for doubtful accounts	(10,888)	(11,350)
Amounts to be collected for cemetery perpetual care trusts	(8,151)	(7,578)

Net long-term receivables	$75,350	$59,214

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(9) Receivables—(Continued)
          Installment contracts due within one year and due beyond one year include receivables in the Company’s preneed cemetery property sales only. Receivables for preneed funeral and cemetery merchandise and services sales are included in preneed funeral receivables and trust investments and preneed cemetery receivables and trust investments as discussed in Notes 4 and 5.
          The Company’s receivables as of October 31, 2006 are expected to mature as follows:

Years ending October 31,
2007	$72,499
2008	12,372
2009	18,887
2010	12,761
2011	9,637
Thereafter	21,693

$147,849

(10) Inventories and Cemetery Property
          Inventories are comprised of the following:

	October 31,
	2006	2005
Developed cemetery property	$13,274	$12,573
Merchandise and supplies	23,084	21,927

	$36,358	$34,500

          Cemetery property is comprised of the following:

	October 31,
	2006	2005
Developed cemetery property	$99,248	$96,702
Undeveloped cemetery property	271,823	271,714

	$371,071	$368,416

          The portion of developed cemetery property that management estimates will be used in the next twelve months is included in inventories. Included in the developed portion of cemetery property are $4,662 and $4,295 related to cemetery property under development as of October 31, 2006 and 2005, respectively. The Company evaluates the recoverability of the cost of undeveloped cemetery property based on undiscounted expected future cash flows.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(11)	Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes
          The following tables present the condensed consolidating historical financial statements as of October 31, 2006 and 2005, and for the fiscal years ended October 31, 2006, 2005 and 2004, for the direct and indirect domestic subsidiaries of the Company that serve as guarantors of the 6.25 percent senior notes, and the financial results of the Company’s subsidiaries that do not serve as guarantors. Non-guarantor subsidiaries include the Puerto Rican subsidiaries, Investors Trust, Inc. and certain immaterial domestic subsidiaries which are prohibited by law from guaranteeing the senior notes. The guarantees are full and unconditional and joint and several. The guarantor subsidiaries are each wholly-owned directly or indirectly by the Company, except for three immaterial guarantor subsidiaries in which the Company is the majority owner.
Condensed Consolidating Statements of Earnings and Other Comprehensive Income

	Year Ended October 31, 2006
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenues:
Funeral	$—	$263,057	$19,243	$—	$282,300
Cemetery	—	217,233	17,559	—	234,792

	—	480,290	36,802	—	517,092

Costs and expenses:
Funeral	—	204,364	12,483	—	216,847
Cemetery	—	170,990	14,361	—	185,351

	—	375,354	26,844	—	402,198

Gross profit	—	104,936	9,958	—	114,894
Corporate general and administrative expenses	(31,739)	—	—	—	(31,739)
Hurricane related recoveries (charges), net	(127)	1,755	—	—	1,628
Separation charges	(807)	(184)	—	—	(991)
Gains on dispositions and impairment (losses), net	—	(278)	(75)	—	(353)
Other operating income, net	36	974	298	—	1,308

Operating earnings (loss)	(32,637)	107,203	10,181	—	84,747
Interest income (expense)	9,173	(36,858)	(1,948)	—	(29,633)
Investment and other income, net	3,676	—	—	—	3,676
Equity in subsidiaries	48,652	591	—	(49,243)	—

Earnings from continuing operations before income taxes	28,864	70,936	8,233	(49,243)	58,790
Income tax expense (benefit)	(8,729)	23,609	6,371	—	21,251

Earnings from continuing operations	37,593	47,327	1,862	(49,243)	37,539

Discontinued operations:
Earnings (loss) from discontinued operations before income taxes	—	(474)	338	—	(136)
Income tax benefit	—	(190)	—	—	(190)

Earnings (loss) from discontinued operations	—	(284)	338	—	54

Net earnings	37,593	47,043	2,200	(49,243)	37,593
Other comprehensive income, net	—	—	—	—	—

Comprehensive income	$37,593	$47,043	$2,200	$(49,243)	$37,593

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(11)	Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes—(Continued)
Condensed Consolidating Statements of Earnings and Other Comprehensive Income

	Year Ended October 31, 2005
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenues:
Funeral	$—	$252,889	$20,020	$—	$272,909
Cemetery	—	196,575	22,471	—	219,046

	—	449,464	42,491	—	491,955

Costs and expenses:
Funeral	—	198,652	12,672	—	211,324
Cemetery	—	162,659	15,902	—	178,561

	—	361,311	28,574	—	389,885

Gross profit	—	88,153	13,917	—	102,070
Corporate general and administrative expenses	(19,440)	—	—	—	(19,440)
Hurricane related recoveries (charges), net	(2,562)	(6,804)	—	—	(9,366)
Separation charges	(1,049)	(458)	—	—	(1,507)
Gains on dispositions and impairment (losses), net	—	888	346	—	1,234
Other operating income, net	187	728	500	—	1,415

Operating earnings (loss)	(22,864)	82,507	14,763	—	74,406
Interest income (expense)	53,814	(75,782)	(8,492)	—	(30,460)
Loss on early extinguishment of debt	(32,822)	—	—	—	(32,822)
Investment and other income, net	713	—	—	—	713
Equity (loss) in subsidiaries	(151,802)	—	—	151,802	—

Earnings (loss) from continuing operations before income taxes	(152,961)	6,725	6,271	151,802	11,837
Income tax expense (benefit)	(9,635)	8,353	4,496	—	3,214

Earnings (loss) from continuing operations	(143,326)	(1,628)	1,775	151,802	8,623

Discontinued operations:
Earnings (loss) from discontinued operations before income taxes	—	(67)	1,313	—	1,246
Income tax expense	—	15	—	—	15

Earnings (loss) from discontinued operations	—	(82)	1,313	—	1,231

Earnings (loss) before cumulative effect of change in accounting principle	(143,326)	(1,710)	3,088	151,802	9,854
Cumulative effect of change in accounting principle	—	(145,276)	(7,904)	—	(153,180)

Net loss	(143,326)	(146,986)	(4,816)	151,802	(143,326)
Other comprehensive income, net	330	—	3	(3)	330

Comprehensive loss	$(142,996)	$(146,986)	$(4,813)	$151,799	$(142,996)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(11)	Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes—(Continued)
Condensed Consolidating Statements of Earnings and Other Comprehensive Income

	Year Ended October 31, 2004
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenues:
Funeral	$—	$249,765	$20,411	$—	$270,176
Cemetery	—	198,731	23,804	—	222,535

	—	448,496	44,215	—	492,711

Costs and expenses:
Funeral	—	188,761	12,735	—	201,496
Cemetery	—	158,347	18,040	—	176,387

	—	347,108	30,775	—	377,883

Gross profit	—	101,388	13,440	—	114,828
Corporate general and administrative expenses	(17,097)	—	—	—	(17,097)
Separation charges	(1,853)	(1,560)	(22)	—	(3,435)
Gains on dispositions and impairment (losses), net	(300)	(1,523)	1,598	—	(225)
Other operating income, net	160	1,722	208	—	2,090

Operating earnings (loss)	(19,090)	100,027	15,224	—	96,161
Interest income (expense)	34,097	(78,807)	(2,625)	—	(47,335)
Investment and other income, net	178	—	—	—	178
Equity in subsidiaries	26,880	—	—	(26,880)	—

Earnings from continuing operations before income taxes	42,065	21,220	12,599	(26,880)	49,004
Income taxes	5,373	8,469	4,288	—	18,130

Earnings from continuing operations	36,692	12,751	8,311	(26,880)	30,874

Discontinued operations:
Earnings from discontinued operations before income taxes	—	3,392	669	—	4,061
Income tax benefit	—	(1,757)	—	—	(1,757)

Earnings from discontinued operations	—	5,149	669	—	5,818

Net earnings	36,692	17,900	8,980	(26,880)	36,692
Other comprehensive income, net	1,428	—	—	—	1,428

Comprehensive income	$38,120	$17,900	$8,980	$(26,880)	$38,120

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(11)	Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes—(Continued)
Condensed Consolidating Balance Sheets

	October 31, 2006
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalent investments	$39,120	$3,291	$1,459	$—	$43,870
Marketable securities	—	—	239	—	239
Receivables, net of allowances	9,875	58,942	3,682	—	72,499
Inventories	316	33,190	2,852	—	36,358
Prepaid expenses	539	3,598	2,291	—	6,428
Deferred income taxes, net	3,835	6,667	—	—	10,502
Assets held for sale	—	2,793	—	—	2,793

Total current assets	53,685	108,481	10,523	—	172,689
Receivables due beyond one year, net of allowances	9,139	47,035	19,176	—	75,350
Preneed funeral receivables and trust investments	—	506,440	11,193	—	517,633
Preneed cemetery receivables and trust investments	—	244,656	13,464	—	258,120
Goodwill	—	253,189	19,787	—	272,976
Cemetery property, at cost	—	346,559	24,512	—	371,071
Property and equipment, at cost	37,126	411,002	36,690	—	484,818
Less accumulated depreciation	21,278	156,354	12,277	—	189,909

Net property and equipment	15,848	254,648	24,413	—	294,909
Deferred income taxes, net	6,124	154,204	13,658	—	173,986
Cemetery perpetual care trust investments	—	230,203	—	—	230,203
Other assets	5,312	7,228	1,100	—	13,640
Equity in subsidiaries	8,551	5,944	—	(14,495)	—

Total assets	$98,659	$2,158,587	$137,826	$(14,495)	$2,380,577

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$2,839	$—	$—	$—	$2,839
Accounts payable	1,540	16,579	1,256	—	19,375
Accrued expenses and other current liabilities	15,197	48,602	3,023	—	66,822
Liabilities associated with assets held for sale	—	942	—	—	942

Total current liabilities	19,576	66,123	4,279	—	89,978
Long-term debt, less current maturities	344,020	—	30,000	—	374,020
Intercompany payables, net	(925,163)	914,429	10,734	—	—
Deferred preneed funeral revenue	—	227,306	47,394	—	274,700
Deferred preneed cemetery revenue	—	265,065	30,924	—	295,989
Non-controlling interest in funeral and cemetery trusts	—	657,607	—	—	657,607
Other long-term liabilities	10,386	2,024	—	—	12,410
Negative equity in subsidiaries	202,947	—	—	(202,947)	—

Total liabilities	(348,234)	2,132,554	123,331	(202,947)	1,704,704

Non-controlling interest in perpetual care trusts	—	228,696	—	—	228,696
Non-controlling interest in perpetual care trusts associated with assets held for sale	—	284	—	—	284

Common stock	104,963	426	52	(478)	104,963
Other	341,933	(203,373)	14,446	188,927	341,933
Accumulated other comprehensive loss	(3)	—	(3)	3	(3)

Total shareholders’ equity	446,893	(202,947)	14,495	188,452	446,893

Total liabilities and shareholders’ equity	$98,659	$2,158,587	$137,826	$(14,495)	$2,380,577

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(11)	Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes—(Continued)
Condensed Consolidating Balance Sheets

	October 31, 2005
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalent investments	$38,675	$874	$1,056	$—	$40,605
Marketable securities	—	—	302	—	302
Receivables, net of allowances	17,337	52,924	5,551	—	75,812
Inventories	401	27,233	6,866	—	34,500
Prepaid expenses	451	3,378	163	—	3,992
Deferred income taxes, net	7,088	8,196	2	—	15,286
Assets held for sale	—	3,825	603	—	4,428

Total current assets	63,952	96,430	14,543	—	174,925
Receivables due beyond one year, net of allowances	—	40,900	18,314	—	59,214
Preneed funeral receivables and trust investments	—	490,400	11,221	—	501,621
Preneed cemetery receivables and trust investments	—	238,946	18,410	—	257,356
Goodwill	—	253,189	19,787	—	272,976
Cemetery property, at cost	—	347,999	20,417	—	368,416
Property and equipment, at cost	35,078	414,094	35,817	—	484,989
Less accumulated depreciation	19,744	164,597	11,038	—	195,379

Net property and equipment	15,334	249,497	24,779	—	289,610
Deferred income taxes, net	9,006	160,782	13,615	—	183,403
Cemetery perpetual care trust investments	—	212,537	—	—	212,537
Other assets	6,447	8,025	1,079	—	15,551
Equity in subsidiaries	6,942	5,353	—	(12,295)	—

Total assets	$101,681	$2,104,058	$142,165	$(12,295)	$2,335,609

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$3,168	$—	$—	$—	$3,168
Accounts payable	513	9,578	667	—	10,758
Accrued expenses and other current liabilities	15,322	43,681	2,961	—	61,964
Liabilities of assets held for sale	—	896	374	—	1,270

Total current liabilities	19,003	54,155	4,002	—	77,160
Long-term debt, less current maturities	376,859	—	30,000	—	406,859
Intercompany payables, net	(992,609)	968,998	23,611	—	—
Deferred preneed funeral revenue	—	237,196	46,890	—	284,086
Deferred preneed cemetery revenue	—	253,341	25,367	—	278,708
Non-controlling interest in funeral and cemetery trusts	—	626,137	—	—	626,137
Other long-term liabilities	8,985	2,457	—	—	11,442
Negative equity in subsidiaries	249,990	—	—	(249,990)	—

Total liabilities	(337,772)	2,142,284	129,870	(249,990)	1,684,392

Non-controlling interest in perpetual care trusts	—	211,213	—	—	211,213
Non-controlling interest in perpetual care trusts associated with assets held for sale	—	551	—	—	551

Common stock	108,670	426	52	(478)	108,670
Other	330,786	(250,416)	12,246	238,170	330,786
Accumulated other comprehensive loss	(3)	—	(3)	3	(3)

Total shareholders’ equity	439,453	(249,990)	12,295	237,695	439,453

Total liabilities and shareholders’ equity	$101,681	$2,104,058	$142,165	$(12,295)	$2,335,609

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(11)	Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes—(Continued)
Condensed Consolidating Statements of Cash Flows

	Year Ended October 31, 2006
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$1,968	$74,465	$13,668	$—	$90,101

Cash flows from investing activities:
Proceeds from sale of assets, net	—	485	733	—	1,218
Insurance proceeds related to hurricane damaged properties	—	6,000	—	—	6,000
Additions to property and equipment	(3,583)	(24,139)	(1,185)	—	(28,907)
Other	10	175	64	—	249

Net cash used in investing activities	(3,573)	(17,479)	(388)	—	(21,440)

Cash flows from financing activities:
Repayments of long-term debt	(33,168)	—	—	—	(33,168)
Intercompany receivables (payables)	67,446	(54,569)	(12,877)	—	—
Issuance of common stock	368	—	—	—	368
Purchase and retirement of common stock	(21,996)	—	—	—	(21,996)
Dividends	(10,673)	—	—	—	(10,673)
Excess tax benefits from share-based payment arrangements	11	—	—	—	11
Other	62	—	—	—	62

Net cash provided by (used in) financing activities	2,050	(54,569)	(12,877)	—	(65,396)

Net increase in cash	445	2,417	403	—	3,265
Cash and cash equivalents, beginning of period	38,675	874	1,056	—	40,605

Cash and cash equivalents, end of period	$39,120	$3,291	$1,459	$—	$43,870

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(11)	Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes—(Continued)
Condensed Consolidating Statements of Cash Flows

	Year Ended October 31, 2005
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$19,560	$15,860	$17,422	$—	$52,842

Cash flows from investing activities:
Proceeds from sales of marketable securities	—	16	—	—	16
Proceeds from sale of assets, net	(402)	7,944	2,465	—	10,007
Additions to property and equipment	(3,734)	(15,132)	(3,703)	—	(22,569)
Other	—	156	(7)	—	149

Net cash used in investing activities	(4,136)	(7,016)	(1,245)	—	(12,397)

Cash flows from financing activities:
Proceeds from long-term debt	440,000	—	—	—	440,000
Repayments of long-term debt	(446,778)	—	—	—	(446,778)
Intercompany receivables (payables)	31,052	(15,595)	(15,457)	—	—
Debt issue costs	(6,257)	—	—	—	(6,257)
Issuance of common stock	13,602	—	—	—	13,602
Purchase and retirement of common stock	(13,685)	—	—	—	(13,685)
Dividends	(8,183)	—	—	—	(8,183)
Other	(53)	—	—	—	(53)

Net cash provided by (used in) financing activities	9,698	(15,595)	(15,457)	—	(21,354)

Net increase (decrease) in cash	25,122	(6,751)	720	—	19,091
Cash and cash equivalents, beginning of period	13,553	7,625	336	—	21,514

Cash and cash equivalents, end of period	$38,675	$874	$1,056	$—	$40,605

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(11)	Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes—(Continued)
Condensed Consolidating Statements of Cash Flows

	Year Ended October 31, 2004
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$56,549	$17,668	$19,439	$—	$93,656

Cash flows from investing activities:
Proceeds from sales of marketable securities	1,121	—	—	—	1,121
Proceeds from sale of assets, net	(1,474)	20,549	700	—	19,775
Additions to property and equipment	(4,256)	(15,489)	(678)	—	(20,423)
Other	—	85	(31)	—	54

Net cash provided by (used in) investing activities	(4,609)	5,145	(9)	—	527

Cash flows from financing activities:
Repayments of long-term debt	(85,310)	—	—	—	(85,310)
Intercompany receivables (payables)	33,892	(14,710)	(19,182)	—	—
Issuance of common stock	13,413	—	—	—	13,413
Purchase and retirement of common stock	(19,349)	—	—	—	(19,349)
Other	(8)	—	—	—	(8)

Net cash used in financing activities	(57,362)	(14,710)	(19,182)	—	(91,254)

Net increase (decrease) in cash	(5,422)	8,103	248	—	2,929
Cash and cash equivalents, beginning of period	18,975	(478)	88	—	18,585

Cash and cash equivalents, end of period	$13,553	$7,625	$336	$—	$21,514

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(12)	Discontinued Operations, Assets Held for Sale and Impairment Charges
          In fiscal year 2003, SFAS No. 144 was adopted by the Company. In accordance with SFAS No. 144, the Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of the asset may not be recoverable. SFAS No. 144 requires that long-lived assets to be held and used be recorded at the lower of carrying amount or fair value. Long-lived assets to be disposed of are to be recorded at the lower of carrying amount or fair value, less cost to sell. In December 2003, the Company announced plans to close or sell a number of small businesses, primarily small funeral homes, most of which were acquired as part of a group of facilities, that were performing below acceptable levels or no longer fit the Company’s operating profile. Although the Company identified these businesses during the fourth quarter of fiscal year 2003, they did not meet all of the criteria in SFAS No. 144 for classification as discontinued operations or assets held for sale until the first quarter of fiscal year 2004. These businesses were properly classified as discontinued operations in the 2004 Form 10-K. However, as of the end of the Company’s first fiscal quarter of 2005, primarily because the businesses had at that time been held for sale longer than one year, they no longer met the accounting criteria to be classified as held for sale. Accordingly, in the Company’s Form 10-Q for the quarter ended January 31, 2005, there were 11 unsold businesses that were previously included in discontinued operations that were reclassified back into continuing operations and were no longer reflected as “assets held for sale.” On April 15, 2005, the Company filed a Form 8-K that showed the effect of reclassifying these businesses back into continuing operations for fiscal years 2000 through 2004. As of October 31, 2006, the Company had sold eight of these businesses and as a result has reclassified them back into discontinued operations. Results associated with real estate sold or intended to be sold as part of the divestiture plan have been included in continuing operations for all periods as these assets do not meet the criteria to be classified as discontinued operations.
          During the fourth quarter of fiscal year 2003, the Company determined that the carrying value of a number of these assets and businesses exceeded their fair value. As required by SFAS No. 144, the Company recorded an impairment charge of $31,830 during the fourth quarter of fiscal year 2003 of which $9,562 was included in continuing operations and $22,268 was included in discontinued operations. The fair market value was determined by specific offer or bid, or an estimate based on a multiple or percentage of historical results.
          During fiscal year 2004, the Company evaluated its long-lived assets, recorded impairment charges of $870 and sold several assets that it held for sale at a net gain of $645. The net effect was that the Company recorded gains on dispositions, net of impairment losses, of ($225) for year ended October 31, 2004 in continuing operations, which is included in “Gains on dispositions and impairment (losses), net” in the consolidated statement of earnings. The Company also recorded gains on dispositions, net of impairment losses related to discontinued operations for the year ended October 31, 2004 of $2,447. In fiscal year 2005, the Company recorded gains on dispositions, net of impairment losses, of $1,234 in continuing operations and $1,167 in discontinued operations. In fiscal year 2006, the Company recorded gains on dispositions, net of impairment losses of ($353) in continuing operations and $26 in discontinued operations.
          A tax benefit was recorded for the discontinued operations during the years ended October 31, 2006 and 2004 because the Company determined that certain tax benefits on asset sales would be realized. For additional information, see Note 17.
          In the consolidated statements of earnings, the impairment charges related to the write-down of these long-lived assets occurring in 2004, 2005 and 2006 in continuing operations are reflected in the “Gains on dispositions and impairment (losses), net” line item. The related assets, liabilities and other items associated with assets held for sale are shown in separate line items in the consolidated balance sheet titled “assets held for sale,” “liabilities associated with assets held for sale,” and “non-controlling interest in perpetual care trusts associated with assets held for sale.” As of October 31, 2006 and 2005, the assets held for sale, the liabilities associated with assets held for sale and the non-controlling interest in perpetual care trusts associated with assets held for sale line items in the balance sheet represent the assets, liabilities and other items, respectively, of certain domestic assets, primarily funeral homes, cemeteries and real estate, all of which were sold as of April 30, 2007.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(12)	Discontinued Operations, Assets Held for Sale and Impairment Charges—(Continued)
          A summary of the items included in the “assets held for sale,” “liabilities associated with assets held for sale” and “non-controlling interest in perpetual care trusts associated with assets held for sale” line items at October 31, 2006 and 2005 and the operating results of the discontinued operations for the years ended October 31, 2006, 2005 and 2004, respectively, are as follows:

	October 31, 2006	October 31, 2005
Assets
Receivables, net of allowances	$30	$115
Inventories and other current assets	31	80
Net property and equipment	999	2,026
Preneed funeral receivables and trust investments	782	644
Preneed cemetery receivables and trust investments	92	81
Other assets	416	603
Cemetery property	159	328
Cemetery perpetual care trust investments	284	551

Assets held for sale	$2,793	$4,428

Liabilities
Deferred preneed funeral revenue	14	378
Deferred preneed cemetery revenue	86	188
Non-controlling interest in funeral and cemetery trust	842	704

Liabilities associated with assets held for sale	$942	$1,270

Non-controlling interest in perpetual care trusts associated with assets held for sale	$284	$551

	Year Ended October 31,
	2006	2005	2004
Revenue:
Funeral	$763	$1,849	$12,534
Cemetery	262	787	1,527

	$1,025	$2,636	$14,061

Gross profit:
Funeral	$(179)	$(148)	$844
Cemetery	9	221	568

	(170)	73	1,412
Gains on dispositions and impairment (losses), net	26	1,167	2,447
Other operating income, net	8	6	202

Earnings (loss) from discontinued operations before income taxes	$(136)	$1,246	$4,061

(13)	Separation Charges
          During fiscal years 2006, 2005 and 2004, the Company recorded $991, $1,507 and $3,435, respectively, in total separation charges, of which $550, $300 and $1,000, respectively, related to the separation pay of former executive officers. For a discussion of the separation pay to former executive officers, see Note 19.
          On July 14, 2005, the Company named a Chief Operating Officer and announced that it was reorganizing its operating divisions. The reorganization consolidated operations from four operating divisions to two: Eastern and Western. These changes were a result of the Company’s strategic planning process and became effective for

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(13)	Separation Charges—(Continued)
the fourth quarter of fiscal year 2005. The total charge for severance and other costs associated with the reorganization including relocation costs of certain personnel, exit of the leases associated with certain administrative facilities and charges associated with certain leasehold improvements of the related leases is expected to be approximately $2,100. The Company recorded $441 and $1,207 in costs related to this reorganization for the years ended October 31, 2006 and 2005, respectively. The liability related to the reorganization amounted to $244 and $922 at October 31, 2006 and 2005, respectively. The Company paid approximately $846 and $460 of the reorganization costs during fiscal years 2006 and 2005, respectively. The remaining costs related to the reorganization are the result of a lease agreement for which the Company is committed through 2009. The Company is in the process of negotiating a sublease of this property. If the Company is not successful, it could incur a total of $538 of expenses through 2009.
          In December 2003, the Company announced plans to restructure and reduce its workforce by approximately 300 employees throughout the organization. During fiscal year 2004, the Company recorded a charge for severance and other costs associated with the workforce reductions of $2,435. There are no material remaining costs under the workforce reduction plan. The plan was completed June 1, 2004.
(14)	Long-term Debt

	October 31, 2006	October 31, 2005
Long-term debt:
Senior secured credit facility:
Revolving credit facility	$—	$—
Term Loan B	175,904	208,102
6.25% senior notes due 2013	200,000	200,000
Other, principally seller financing of acquired operations or assumption upon acquisition, weighted average interest rates of 3.5% as of October 31, 2006 and 2005, respectively, partially secured by assets of subsidiaries, with maturities through 2022	955	1,925

Total long-term debt	376,859	410,027
Less current maturities	2,839	3,168

	$374,020	$406,859

          The Company’s outstanding debt balance was $376,859 and $410,027 as of October 31, 2006 and 2005, respectively. The Company made $2,198 in scheduled payments and $30,000 in unscheduled payments on its Term Loan B and paid $970 on its third-party debt for the year ended October 31, 2006.
          On November 19, 2004, the Company entered into an amended and restated senior secured credit facility consisting of a $125,000 five-year revolving credit facility and a $100,000 seven-year Term Loan B. During the first quarter of fiscal year 2005, the Company incurred a charge for the early extinguishment of debt of $2,651 ($1,723 after tax, or $.02 per share) to write off fees associated with the prior facility.
          As a result of the refinancing, the leverage-based grid pricing for the interest rate on the Company’s revolving credit facility was reduced to LIBOR plus 150.0 basis points at closing, representing a 50 basis-point reduction. The grid for the revolving credit facility ranges from 137.5 to 200.0 basis points. The Company pays a quarterly commitment fee of 37.5 to 50.0 basis points, based on the Company’s consolidated leverage ratio. The interest rate on the Company’s Term Loan B was reduced to LIBOR plus 175.0 basis points, which is 75 basis points below the prior facility and is not subject to grid pricing. In connection with the refinancing in February 2005 of substantially all of the Company’s 10.75 percent senior subordinated notes (which is discussed below), the Company borrowed an additional $130,000 in Term Loan B under an accordion feature of its senior secured credit facility. The Term Loan B matures on November 19, 2011 with 94 percent of the principal due in 2011, and the

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(14)	Long-term Debt—(Continued)
revolving credit facility matures on November 19, 2009.
          As of October 31, 2006, there were no amounts drawn on the Company’s $125,000 revolving credit facility. As of October 31, 2006, after giving consideration to the $12,995 of outstanding letters of credit and $41,061 bond the Company is required to maintain to guarantee its obligations relating to funds it withdrew in fiscal year 2001 from trust funds in Florida, the Company’s availability under the revolving credit facility was $70,944. As of October 31, 2006 and 2005, the carrying values of the Company’s Term Loan B including accrued interest were $178,145 and $210,228, respectively, compared to fair values of $177,925 and $213,089, respectively. As of October 31, 2006 and 2005 the Company’s revolving credit facility and Term Loan B were subject to short-term variable interest rates of approximately 7.2 percent and 5.6 percent, respectively.
          The senior secured credit facility is governed by three financial covenants:
•	Maintenance on a rolling four quarter basis of a maximum consolidated leverage ratio (funded debt (net of domestic cash, cash equivalents and marketable securities) divided by EBITDA (as defined)) – Maximum 3.50x,

•	Maintenance on a rolling four quarter basis of a minimum consolidated interest coverage ratio (EBITDA (as defined) divided by interest expense) – Minimum 2.50x, and

•	Maintenance on a rolling four quarter basis of a maximum consolidated senior secured leverage ratio (total funded senior secured debt divided by EBITDA (as defined)) – Maximum 3.00x with step-downs.
          The covenants include required mandatory prepayments from the proceeds of certain asset sales and debt and equity offerings (with the first $25,000 per year of asset sale proceeds considered to be an optional prepayment), limitations on liens, limitations on mergers, consolidations and asset sales, limitations on incurrence of debt, limitations on dividends, stock redemptions and the redemption and/or prepayment of other debt, limitations on investments and acquisitions and limitations on transactions with affiliates. If there is no default or event of default, the Company may pay cash dividends and repurchase its stock, provided that the aggregate amount of the dividends and stock repurchased plus other types of restricted payments in any fiscal year does not exceed $30,000 plus any positive amounts in the discretionary basket. The discretionary basket is the sum of the Company’s cash and cash equivalents as of October 31, 2004 plus a percentage of equity proceeds as defined in the agreement plus the first $25,000 of asset sale proceeds plus 100 percent of net cash from operating activities minus cash used or committed to be used for capital expenditures, investments and acquisitions. The agreement also limits capital expenditures in any fiscal year to $40,000, with a provision for the carryover of permitted but unused amounts. The cost of acquisitions is unlimited if the consolidated leverage ratio is less than or equal to 3.00 to 1.00 and the consolidated senior secured leverage ratio is less than or equal to 1.75 to 1.00, after giving proforma effect to the acquisition; otherwise, the limit is $75,000 in any fiscal year, with a provision for the carryover of permitted but unused amounts. The lenders under the senior secured credit facility can accelerate all obligations under the facility and terminate the revolving credit commitment if an event of default occurs and is continuing.
          Obligations under the senior secured credit facility are guaranteed by substantially all existing and future direct and indirect domestic subsidiaries of the Company formed under the laws of any one of the states or the District of Columbia of the United States of America (“SEI Guarantors”).
          The lenders under the senior secured credit facility have received a first priority perfected security interest in (i) all of the capital stock or other equity interests of each of the domestic subsidiaries of the Company and 65 percent of the voting capital stock of all direct foreign subsidiaries and (ii) all other present and future assets and properties of the Company and the SEI Guarantors except (a) real property, (b) vehicles, (c) assets to which applicable law prohibits security interest therein or requires the consent of a third party, (d) contract rights in which a security interest without the approval of the other party to the contract would constitute a default thereunder and (e) any assets with respect to which a security interest cannot be perfected.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(14)	Long-term Debt—(Continued)
          On February 18, 2005, the Company completed its tender offer and consent solicitation for any and all of its $300,000 10.75 percent senior subordinated notes. The Company purchased a total of $298,250 in aggregate principal amount of the notes in the offer. In the second quarter of fiscal year 2005, the Company incurred a charge for early extinguishment of debt of approximately $30,057 ($19,210 after tax, or $.18 per share) representing $25,369 for a tender premium, related fees and expenses and $4,688 for the write-off of the remaining unamortized fees on the senior subordinated notes.
          The Company funded the tender offer for the 10.75 percent senior subordinated notes, including related tender premiums, fees, expenses and accrued interest of $28,931, with the net proceeds of the $130,000 in additional Term Loan B borrowings described above, a portion of its available cash, and the net proceeds of the issuance of $200,000 6.25 percent senior notes due 2013 (the “6.25 percent senior notes”), which were issued on February 11, 2005.
          The Company redeemed the remaining $1,750 principal amount of senior subordinated notes on the first call date of July 1, 2005 at the aggregate redemption price of $1,844, which was funded by cash on hand. In the third quarter of fiscal year 2005, the Company recorded a charge for the early extinguishment of debt of approximately $114 including the call premium and write-off of the remaining unamortized fees on the senior subordinated notes.
          The 6.25 percent senior notes are governed by the terms of an indenture dated as of February 11, 2005. Prior to February 15, 2009, the 6.25 percent senior notes are not redeemable. Beginning on February 15, 2009, the Company may redeem the 6.25 percent senior notes in whole or in part at any time at the redemption prices set forth in the indenture, plus any accrued and unpaid interest. In addition, upon a change of control of the Company, holders of the 6.25 percent senior notes will have the right to require the Company to repurchase all or any part of their 6.25 percent senior notes for cash at a price equal to 101 percent of the aggregate principal amount of the 6.25 percent senior notes repurchased, plus any accrued and unpaid interest. As of October 31, 2006 and 2005, the carrying values of the Company’s 6.25 percent senior notes including accrued interest were $203,559 and $204,882, respectively, compared to fair values of $191,554 and $192,874, respectively.
          The 6.25 percent senior notes are guaranteed, jointly and severally, by the SEI Guarantors, and are the Company’s general unsecured and unsubordinated obligations, and the guarantees of the 6.25 percent senior notes are the SEI Guarantors’ general unsecured and unsubordinated obligations. Accordingly, they will rank equally in right of payment with all of the Company’s, in the case of the 6.25 percent senior notes, and the SEI Guarantors’, in the case of their guarantees of the 6.25 percent senior notes, existing and future unsubordinated indebtedness and senior to any existing and future subordinated indebtedness.
          In addition, the 6.25 percent senior notes effectively rank junior to any of the Company’s, and the guarantees of the 6.25 percent senior notes effectively rank junior to the SEI Guarantors’, existing and future secured indebtedness, including obligations under the Company’s senior secured credit facility, to the extent of the assets securing such indebtedness.
          The indenture contains affirmative and negative covenants that, among other things, limit the Company and the SEI Guarantors’ ability to engage in sale and leaseback transactions, effect a consolidation or merger or sale, transfer, lease, or other disposition of all or substantially all assets, and create liens on assets. The indenture also contains customary events of default. Upon the occurrence of certain events of default, the Trustee or the holders of the 6.25 percent senior notes may declare all outstanding 6.25 percent senior notes to be due and payable immediately.
          In connection with the issuance of the 6.25 percent senior notes in February 2005, the Company entered into a registration rights agreement that required that a registration statement be filed and declared effective by the SEC, and that an exchange offer be conducted providing for the exchange of the unregistered notes for similar

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(14)	Long-term Debt—(Continued)
registered notes, all within specified times. The Company was unable to cause the required registration statement to become effective on time and therefore was required to pay additional interest to the note holders until the default was cured. Additional interest began to accrue on June 12, 2005 at a rate of 0.50 percent per annum on the principal amount of the notes for a period of 90-days. The additional interest increased 0.50 percent for each 90-day period thereafter so long as the default existed, up to a maximum increase of 1.50 percent per annum. The additional interest was payable at the regular interest payment dates. The additional interest increased to 1.00 percent on September 11, 2005 and increased to 1.50 percent on December 11, 2005. The exchange offer was completed on June 5, 2006. Total additional interest incurred from June 12, 2005 to June 5, 2006 was $2,200 of which $1,672 was incurred in fiscal year 2006. Since the exchange offer was completed, the additional interest has been eliminated.
          Under the dividend and stock repurchase restrictions in the senior secured credit facility, the Company could use up to $142,096 to pay dividends or repurchase its stock as of October 31, 2006.
          As of October 31, 2006, the Company’s subsidiaries had approximately $955 of long-term debt that represents notes the subsidiaries issued as part of the purchase price of acquired businesses or debt the subsidiaries assumed in connection with acquisitions. Approximately $320 of this debt is secured by liens on the stock or assets of the related subsidiaries.
          Scheduled principal payments of the Company’s long-term debt for the fiscal years ending October 31, 2007 through October 31, 2011, are approximately $2,839 in 2007, $2,396 in 2008, $2,218 in 2009, $2,202 in 2010 and $125,478 in 2011. Scheduled principal payments thereafter are $241,726.
(15)	Guarantees
          The Company’s obligations under its senior secured credit facility and 6.25 percent senior notes are guaranteed by all of its existing and future direct and indirect subsidiaries formed under the laws of the United States, any state thereof or the District of Columbia, except for specified excluded subsidiaries. For additional information regarding the senior secured credit facility and senior notes, see Note 14.
          All obligations under the senior secured credit facility, including the guarantees and any interest rate protection and other hedging agreements with any lender or its affiliates, are secured by a first priority perfected security interest in (1) all capital stock and other equity interests of the Company’s existing and direct and indirect domestic subsidiaries, other than certain domestic subsidiaries acceptable to the agents, (2) 65 percent of the voting equity interests and 100 percent of all other equity interests (other than qualifying shares of directors) of all direct existing and future foreign subsidiaries, and (3) all other existing and future assets and properties of the Company and the guarantors, except for real property, vehicles and other specified exclusions.
          Louisiana law gives Louisiana corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of their positions. The Company’s By-laws make mandatory the indemnification of directors and officers permitted by Louisiana law. The Company has in effect a directors’ and officers’ liability insurance policy that provides for indemnification of its officers and directors against losses arising from claims asserted against them in their capacities as officers and directors, subject to limitations and conditions set forth in such policy. The Company has also entered into indemnity agreements with each director and executive officer, pursuant to which the Company has agreed, subject to certain exceptions, to purchase and maintain directors’ and officers’ liability insurance. The agreements also provide that the Company will indemnify each director and executive officer against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving him or her by reason of his or her position as director or officer, provided that the director or executive officer meets certain standards of conduct.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(15)	Guarantees—(Continued)
          As of October 31, 2006, the Company has guaranteed long-term debt of its subsidiaries of approximately $413 that represents notes the subsidiaries issued as part of the purchase price of acquired businesses or debt the subsidiaries assumed in connection with acquisitions.
(16)	Reconciliation of Basic and Diluted Per Share Data

	Earnings	Shares	Per Share
	(Numerator)	(Denominator)	Data
Year Ended October 31, 2006
Earnings from continuing operations	$37,539

Basic earnings per common share:
Earnings from continuing operations available to common shareholders	$37,539	106,855	$.35

Effect of dilutive securities:
Time-vest stock options assumed exercised and restricted stock		45

Diluted earnings per common share:
Earnings from continuing operations available to common shareholders plus time-vest stock options assumed exercised and restricted stock	$37,539	106,900	$.35

	Earnings	Shares	Per Share
	(Numerator)	(Denominator)	Data
Year Ended October 31, 2005
Earnings from continuing operations before cumulative effect of change of accounting principle	$8,623

Basic earnings per common share:
Earnings from continuing operations before cumulative effect of change of accounting principle available to common shareholders	$8,623	109,040	$.08

Effect of dilutive securities:
Time-vest stock options assumed exercised and restricted stock		165

Diluted earnings per common share:
Earnings from continuing operations before cumulative effect of change in accounting principle available to common shareholders plus time-vest stock options assumed exercised and restricted stock	$8,623	109,205	$.08

	Earnings	Shares	Per Share
	(Numerator)	(Denominator)	Data
Year Ended October 31, 2004
Earnings from continuing operations	$30,874

Basic earnings per common share:
Earnings from continuing operations available to common shareholders	$30,874	107,522	$.29

Effect of dilutive securities:
Time-vest stock options assumed exercised and restricted stock		637

Diluted earnings per common share:
Earnings from continuing operations available to common shareholders plus time-vest stock options assumed exercised and restricted stock	$30,874	108,159	$.29

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(16)	Reconciliation of Basic and Diluted Per Share Data—(Continued)
          Options to purchase 1,068,771 shares of common stock at prices ranging from $5.86 to $7.03 per share were outstanding during the year ended October 31, 2006, but were not included in the computation of diluted earnings per share because the exercise prices of the options were greater than the average market price of the common shares. These options expire on November 18, 2011, December 20, 2011, November 29, 2012 and May 11, 2013.
          Options to purchase 1,117,002 shares of common stock at prices ranging from $6.90 to $7.03 per share were outstanding during the year ended October 31, 2005, but were not included in the computation of diluted earnings per share because the exercise prices of the options were greater than the average market price of the common shares.
          Options to purchase 537,903 shares of common stock at prices ranging from $6.96 to $27.25 per share were outstanding during the year ended October 31, 2004, but were not included in the computation of diluted earnings per share because the exercise prices of the options were greater than the average market price of the common shares.
          The Company includes Class A and Class B common stock in its diluted shares calculation. As of October 31, 2006, the Company’s Chairman Emeritus, Frank B. Stewart, Jr., was the record holder of all of the Company’s shares of Class B common stock. The Company’s Class A and B common stock are substantially identical, except that holders of Class A common stock are entitled to one vote per share, and holders of Class B common stock are entitled to ten votes per share. Each share of Class B common stock is automatically converted into one share of Class A common stock upon transfer to persons other than certain affiliates of Frank B. Stewart, Jr.
(17)	Income Taxes
          Income tax expense (benefit) is comprised of the following components:

	Continuing Operations
	U.S. and
	Possessions	State	Totals
Year Ended October 31,
2006:
Current tax expense	$1,783	$5,057	$6,840
Deferred tax expense	14,251	160	14,411

	$16,034	$5,217	$21,251

2005:
Current tax expense	$1,790	$1,952	$3,742
Deferred tax expense (benefit)	198	(726)	(528)

	$1,988	$1,226	$3,214

2004:
Current tax expense	$4,394	$2,590	$6,984
Deferred tax expense	10,794	352	11,146

	$15,188	$2,942	$18,130

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(17) Income Taxes — (Continued)

	Discontinued Operations
	U.S. and
	Possessions	State	Totals
Year Ended October 31,
2006:
Current tax benefit	$(56)	$(4)	$(60)
Deferred tax benefit	(130)	—	(130)

	$(186)	$(4)	$(190)

2005:
Current tax expense	$27	$3	$30
Deferred tax benefit	(15)	—	(15)

	$12	$3	$15

2004:
Current tax expense	$595	$26	$621
Deferred tax expense (benefit)	(2,398)	20	(2,378)

	$(1,803)	$46	$(1,757)

     The reconciliation of the statutory tax rate to the effective tax rate is as follows for continuing operations:

	Year Ended October 31,
	2006	2005	2004
Statutory tax rate	35.00%	35.00%	35.00%
Increases (reductions) in tax rate resulting from:
State income tax	4.66	6.71	3.90
U.S. possession income tax	2.48	6.31	1.77
Nondeductible expenses and other	.27	6.41	.59
Dividend exclusion	(3.47)	(20.40)	(2.39)
Basis adjustment on sale of businesses	—	(2.48)	.11
Valuation allowance	.86	—	(1.98)
Work opportunity tax credit	(.20)	(4.40)	—
Settlement of federal tax audit	(3.45)	—	—

Effective tax rate	36.15%	27.15%	37.00%

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(17) Income Taxes — (Continued)
     Deferred tax assets and liabilities consist of the following:

	October 31,
	2006	2005
Deferred tax assets:
Accrued expenses	$6,204	$6,870
Allowance for sales cancellations and doubtful accounts	6,242	5,634
Capital loss carryover (1)	5,271	10,360
Deductible foreign taxes (2)	—	2,918
Deductible Texas taxes related to Texas audits	704	—
Deferred preneed sales and expenses	206,974	202,061
Deferred compensation	3,731	3,266
Foreign tax credit	—	1,778
Inventory writedown	1,050	1,068
Lease obligations	631	730
Loss on worthless stock	4,546	4,546
Loss on impairment of assets held for sale	—	1,777
Net operating loss carryover (3)	—	6,404
Non-compete amortization	3,519	4,535
Other	686	686
Share-based compensation	573	—
State income taxes (4)	33,143	33,329
U.S. possession income tax (5)	17,105	14,657

	290,379	300,619
Valuation allowance (6)	(10,457)	(10,220)

	279,922	290,399

Deferred tax liabilities:
Depreciation	1,857	2,755
Goodwill amortization	23,114	18,725
Partnership interest	2,037	2,037
Purchase accounting adjustments	68,426	68,193

	95,434	91,710

	$184,488	$198,689

Current net deferred asset	$10,502	$15,286
Long-term net deferred asset	173,986	183,403

	$184,488	$198,689

(1)	This tax benefit of $5,271 is calculated on a gross capital loss carryover of $15,060, of which, $10,647 is available until the end of fiscal year 2007, and $4,413 is available until the end of fiscal year 2009.

(2)	In the fourth quarter of fiscal year 2006, the Company decided it would amend its federal income tax return in prior years to deduct foreign tax payments previously carried forward which will generate an expected tax benefit of $2,542. As a result of electing to treat the foreign taxes as a deduction in the prior year’s returns, the Company will reduce taxable income and generate a tax refund which has been recorded in taxes receivable.

(3)	The Company fully utilized its federal net operating loss carryover in 2006.

(4)	A significant component of this balance is a gross state net operating loss carryover of approximately $198,816 ($10,252 net of a federal benefit). This loss is not concentrated in any one state, but instead, is widespread in states whose carryover period averages from 15 to 20 years. The first substantial amount subject to expiration

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(17) Income Taxes—(Continued)

is $2,991, which will expire in 2009. A valuation allowance of $313 was recorded in fiscal year 2006 for the entire loss carryover in two instances where the ability to generate future income before the expiration period is uncertain.

(5)	This U.S. possession is Puerto Rico. A significant component of this balance is a net operating loss carry-forward of $8,699 ($2,205 net of a federal benefit). Puerto Rico’s allowable carry-forward period is 7 years from the date incurred. In 2006 $1,378 was added to the valuation allowance on this carry-over amount which will partially expire in 2010 and fully expire in 2013. As a result, this net operating loss is fully reserved at the end of 2006.

(6)	This valuation allowance of $10,457 is attributable to the following deferred tax assets at the end of fiscal 2006: $3,393 against the capital loss carryover, $4,546 against potential worthless stock deductions attributable to the Company’s tax basis in the stock of unliquidated subsidiaries, $2,205 for net operating loss carryforwards for U.S. possessions and $313 for net operating loss carryforwards for certain states.
     The Company received a $33,222 income tax refund in first quarter of 2004 due to a change in the tax accounting methods for cemetery merchandise revenue. At the end of fiscal year 2003, the Company had decreased its deferred tax asset and increased receivables by $33,222. When the refund was received in the first quarter of 2004, the Company increased cash and decreased the corresponding receivable. The Company used this refund to reduce its outstanding debt balance.
     The Company has reserves for taxes and associated interest that may become payable in future years as a result of audits by tax authorities. Although the Company believes that the positions taken on previously filed tax returns are appropriate, it nevertheless has established tax and interest reserves in recognition that various taxing authorities may challenge the positions taken by the Company resulting in additional liabilities for taxes and interest. The tax reserves are reviewed as circumstances warrant and adjusted as events occur that affect the Company’s potential liability for additional taxes, such as lapsing of applicable statutes of limitations, conclusion of tax audits, additional exposure based on current calculations, identification of new issues, release of administrative guidance or rendering of a court decision affecting a particular tax issue.
     During the year ended October 31, 2006, the Company resolved a significant number of tax related matters and new matters arose that created a net impact on the tax provision of $973. This net impact to income tax expense is included in income from continuing operations for the year ended October 31, 2006 and is further explained below.
     First, as a result of the completion of an Internal Revenue Service examination for the tax years ended October 31, 2001 and 2002, the Company recorded an income tax benefit of $2,028 (the cash was received in October 2006). In August 2006, the Company learned that the Joint Committee review of the IRS’s examination of the Company’s tax returns for those tax years had been completed. Resolution was reached on a number of issues, including adjustments related to foreign source income and the calculation of the foreign tax credit, various tax accounting methods and separate return limitation year net operating loss limitations.
     Second, the Company’s valuation allowance on deferred tax assets was increased by $237 (a net tax expense) which is the net result of reductions to the allowance of $1,558 offset by additions of $1,795. The reduction of $1,558 was primarily attributable to removing the valuation allowance on the capital loss carryover subject to expiration at the end of 2009 which now the Company believes it is more likely than not the tax benefit will be realized. The additions to the allowance included $1,378 on the Puerto Rico net operating loss, $313 on a portion of the state net operating losses and $104 on the capital loss carryover subject to expiration at the end of 2007.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(17) Income Taxes—(Continued)
     Third, a reserve of $2,550 was recorded on a tax receivable (a net tax expense of $1,657) due from the Common Wealth of Puerto Rico which is under examination and is uncertain as to payment. This reserve relates to requested refunds of approximately $2,550 related to tax years October 31, 1999 to 2001 applied for by various subsidiaries operating in Puerto Rico. The tax authorities are currently examining the refund claims, and a field agent has recently questioned approximately $62,662 in deductions taken by the Company’s Puerto Rican subsidiaries in prior years which, if not defended successfully, could result in additional tax, interest and penalties of approximately $28,420. The Company has not recorded an additional reserve for any additional taxes, interest or penalties. The Company believes that it has a legal and factual basis supporting the positions taken by its subsidiaries with respect to the items addressed in these inquiries. In December of 2006 the Company successfully secured a position letter from the Treasury Department of Puerto Rico limiting the potential liability to the refund under review. The Company will continue to defend its positions vigorously in its effort to use a portion of this refund to offset future taxes payable.
     Fourth, an additional tax expense of $906 was recorded as a result of prior years refund denials issued by the State of Texas of $631 ($410 net of a federal tax benefit) coupled with tax assessments of $1,185 ($780 net of a federal tax benefit) on subsequent tax years attributable to the same sourcing issue in the denied refunds (see further discussion below). Also with regard to Texas, new legislation was passed this year enacting a new margins tax in place of the existing franchise tax which resulted in a tax benefit of $437 ($284 net of a federal tax).
     Fifth, an additional tax expense of $885 in relation to the write-off of a deferred tax asset attributable to foreign tax credits which the Company now believes it cannot recognize based on its anticipated downward trend in future net foreign source income.
     Finally, an additional net tax benefit of $684 was recorded in 2006 for tax rate adjustments to various state deferred tax items at the operating entity level and miscellaneous adjustments to deferred taxes after filing its state income tax returns for fiscal year 2005.
     During the year ended October 31, 2006, the Company received notices of assessments totaling $1,185 in tax, $119 in penalties and $850 in interest from the State of Texas for various entities and years related to the sourcing of income. The Company recorded a reserve in 2006 to cover these assessments. The Company is currently disputing this assessment and anticipates a possible penalty abatement and partial interest waiver. In the event no relief is granted on the assessment, the Company may pursue a full appeal.
     The Company believes that its tax positions related to Puerto Rico and Texas issues were appropriate based upon applicable statutes, regulations and case law in effect at the time the transactions were entered into and intends to defend its positions vigorously in accordance with its view of the law controlling these investments. However, a court or other judicial or administrative authority, if presented with the transactions, could disagree. The Company currently believes it has tax reserves to cover probable losses related to the above mentioned issues. However, it is possible that amounts could exceed established reserves and such amounts could be material to the Company’s financial position and results of operations in future periods.
     To the extent the Company were to prevail in matters for which reserves have been established or be required to pay amounts in excess of the aforementioned reserves, the Company’s effective tax rate in a given financial statement period may be impacted.
(18) Benefit Plans
Stewart Enterprises Employees’ Retirement Trust
     The Company has a defined contribution retirement plan, the “Stewart Enterprises Employees’ Retirement Trust (A Profit-Sharing Plan)” (“SEERT”). This plan covers substantially all employees with more than one year of

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(18) Benefit Plans — (Continued)
service who have attained the age of 21. Contributions are made to the plan at the discretion of the Company’s Board of Directors. Additionally, employees who participate may contribute 100 percent of their earnings, up to the limit set by the Internal Revenue Code. Employee contributions of up to five percent of earnings are eligible for Company matching contributions at the rate of $.50 for each $1.00 contributed. The Company’s expense, including the Company’s matching contributions, for the fiscal years ended October 31, 2006, 2005 and 2004 was approximately $2,113, $2,165, and $2,091, respectively.
Stewart Enterprises Puerto Rico Employees’ Retirement Trust
     On January 1, 2003, the Stewart Enterprises Puerto Rico Employees’ Retirement Trust, a defined contribution retirement plan, became effective when the Company adopted the Banco Popular de Puerto Rico Master Defined Contribution Retirement Plan. Individuals employed in Puerto Rico by the Company or certain of its subsidiaries and affiliates are eligible to participate in this plan upon reaching the age of 21 and the completion of one year of service. Employees in Puerto Rico who were formerly participating in the Stewart Enterprises Employees’ Retirement Trust had their account balances transferred to this plan in February 2003. Eligible employees may contribute up to 10 percent of their earnings, up to a maximum annual contribution of $8. Employee contributions of up to five percent of earnings are eligible for Company matching contributions at the rate of $0.50 for each $1.00 contributed. Additional contributions may also be made to this plan at the discretion of the Company’s Board of Directors. The Company’s expense, including the Company’s matching contributions, for the fiscal years ended October 31, 2006, 2005 and 2004 was $95, $108 and $109, respectively.
Non-qualified Supplemental Retirement and Deferred Compensation Plan
     The Company has a non-qualified key employee defined contribution supplemental retirement plan, which provides certain highly compensated employees the opportunity to accumulate deferred compensation which cannot be accumulated under the SEERT due to certain limitations. Contributions are made to the plan at the discretion of the Company’s Board of Directors. Additionally, employees who participate may contribute up to 15 percent of their earnings. The first 5 percent of such employee contributions are eligible for Company matching contributions at the rate of $.50 for each $1.00 contributed. The Company’s expense, including the Company’s matching contributions, for the fiscal years ended October 31, 2006, 2005 and 2004 was approximately $144, $210 and $386, respectively.
Supplemental Executive Retirement Plan
     On April 1, 2002, the Company adopted an unfunded, non-qualified defined benefit supplemental retirement plan, the “Stewart Enterprises, Inc. Supplemental Executive Retirement Plan” (“SERP”) to provide for the payment of pension benefits to a select group of highly-compensated management employees. The retirement plan is non-contributory and provides retirement benefits based on final average compensation, position and the participant’s age, years of service or years of participation in the SERP. The plan is construed in accordance with and governed by the laws of the State of Louisiana, except to the extent that the plan is governed by the Employee Retirement Income Security Act of 1974, as amended. The Company’s expense for the fiscal years ended October 31, 2006, 2005 and 2004 was $2,100, $1,877 and $1,800, respectively. The Company’s liability as of October 31, 2006 and 2005 was $7,955 and $6,278, respectively.
1995 Incentive Compensation Plan
     In August 1995, the Board of Directors adopted, and in December 1995 and December 1996 amended, the 1995 Incentive Compensation Plan, which has been approved by the Company’s shareholders, pursuant to which officers and other employees of the Company may be granted stock options, stock awards, restricted stock, stock appreciation rights, performance share awards or cash awards by the Compensation Committee of the Board of Directors. Under the plan, the Compensation Committee may accelerate the exercisability of any option at any time

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(18) Benefit Plans — (Continued)
at its discretion and the options become immediately exercisable in the event of a change of control of the Company, as defined in the plan.
     From July 1998 to February 1999, the Company granted new options under the 1995 Incentive Compensation Plan to officers and employees for the purchase of 3,682,250 shares of Class A common stock at exercise prices equal to the fair market value at the grant dates, which ranged from $16.00 to $27.25 per share. One-third of the options became exercisable in 20 percent annual increments beginning on July 17, 1999. The remaining two-thirds of the options would become exercisable in full on the first day between the grant date and July 17, 2003 that the average of the closing sale prices of a share of Class A common stock over the 20 preceding consecutive trading days equals or exceeds $67.81, which represents a 20 percent annual compounded growth in the price of a share of Class A common stock over five years. All of the options expired on July 31, 2004.
     In January 2000, the Company granted new options under the 1995 Incentive Compensation Plan to officers and employees for the purchase of 4,018,168 shares of Class A common stock at exercise prices equal to the fair market value at the grant dates, which ranged from $5.50 to $6.00 per share. The options became exercisable in 25 percent annual increments beginning January 21, 2001. All of these options expired on January 21, 2005. On January 21, 2005, 2,737,604 of these options had been exercised, and 1,280,564 options had been forfeited.
     From February 2003 to June 2003, the Company granted new options under the 1995 Incentive Compensation Plan to officers and employees for the purchase of 200,000 shares of Class A common stock at an exercise price of $5.16. The options became exercisable in 50 percent annual increments beginning February 14, 2004. All of these options expired on April 12, 2005. On April 12, 2005, 200,000 of these options had been exercised, and none had been forfeited.
     From November 2003 to March 2004, the Company granted new options under the 1995 Incentive Compensation Plan to officers and employees for the purchase of 141,000 shares of Class A common stock at exercise prices equal to the fair market value at the grant dates, which ranged from $5.16 to $6.96 per share. The options vested immediately. All of these options expired on January 31, 2005 or April 12, 2005. On April 12, 2005, 87,124 of these options had been exercised, and 53,876 had been forfeited.
     On December 22, 2003, the Company granted new options to its executive officers for the purchase of 780,000 shares of Class A common stock at an exercise price of $5.44. These options became exercisable in one-third increments beginning October 31, 2004. All of these options expire on December 22, 2013. As of October 31, 2006, 176,668 of these options had been exercised, and 319,998 had been forfeited.
     On November 18, 2004, the Company granted new options to an executive officer for the purchase of 428,000 shares of Class A common stock at an exercise price of $7.03 per share. These options were to become exercisable in the following manner: 25 percent on November 18, 2005, 25 percent on November 18, 2006 and 50 percent on November 18, 2007. These options were due to expire on November 18, 2011. As of October 31, 2006, none of these options had been exercised and 321,000 had been forfeited.
     On December 20, 2004, the Company granted new options to two executive officers for the purchase of 373,600 shares of Class A common stock at an exercise price of $6.90 per share. These options become exercisable in the following manner: 25 percent on December 20, 2005, 25 percent on December 20, 2006 and 50 percent on December 20, 2007. On December 20, 2004, the Company also granted new options to other executive officers for the purchase of 233,500 shares of Class A common stock at an exercise price of $6.90 per share, which vest in equal 25 percent portions on December 20, 2005, 2006, 2007 and 2008. All of these options expire on December 20, 2011. As of October 31, 2006, none of these options have been exercised and 46,700 had been forfeited.
     On November 29, 2005, the Company granted new options to employees for the purchase of 269,250 shares of Class A common stock at an exercise price of $5.06 per share, which vest in equal 25 percent portions on October

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(18) Benefit Plans — (Continued)
31, 2006, 2007, 2008 and 2009. These options expire on November 29, 2012. As of October 31, 2006, none of these options have been exercised and 14,750 had been forfeited.
     On May 11, 2006, the Company granted new options to executive officers for the purchase of 167,560 shares of Class A common stock at an exercise price of $5.86 per share. Of this amount, 12,739 of the options vest in equal 25 percent portions beginning on October 31, 2006 and expire on November 29, 2012, and 154,821 of the options vest in equal 25 percent portions beginning on May 11, 2007 and expire on May 11, 2013. As of October 31, 2006, none of these options have been exercised or forfeited.
     On June 21, 2006, the Company granted new options to employees for the purchase of 36,250 shares of Class A common stock at an exercise price of $5.35 per share, which vest in equal 25 percent portions on June 21, 2007, 2008, 2009 and 2010. These options expire on June 21, 2013. As of October 31, 2006, none of these options have been exercised and 4,500 had been forfeited.
2000 Incentive Compensation Plan
     The Board of Directors adopted, and in April 2000 the shareholders approved, the 2000 Incentive Compensation Plan pursuant to which officers and other employees of the Company may be granted stock options, restricted stock or other stock-based awards by the Compensation Committee of the Board of Directors. From April 2000 through June 2003, the Company had granted options to officers and other employees for the purchase of a total of 3,389,532 shares of Class A common stock at exercise prices equal to the fair market value at the grant dates, which ranged from $2.22 to $6.96 per share. The options generally became exercisable in 25 percent annual increments beginning on April 12, 2001. All of these options expired on April 12, 2005. At that point, 2,624,970 of these options had been exercised, and 764,562 options had been forfeited.
     On November 18, 2004, the Company granted new options to an executive officer for the purchase of 147,000 shares of Class A common stock at an exercise price of $7.03 per share. These options were to become exercisable in the following manner: 25 percent on November 18, 2005, 25 percent on November 18, 2006 and 50 percent on November 18, 2007. These options were due to expire on November 18, 2011. As of October 31, 2006, none of these options had been exercised and 110,250 had been forfeited.
Directors’ Stock Option Plan
     Effective January 2, 1996, the Board of Directors adopted, and in December 1996 amended, the Directors’ Stock Option Plan, which has been approved by the Company’s shareholders. In January 2000, the Company granted 14,400 new options to purchase shares of Class A common stock under the Directors’ Stock Option Plan to each director of the Company who is not an employee of the Company. A total of 72,000 options were granted at an exercise price of $6.00 per share. The options vested immediately. All of these options expired on January 31, 2005. On January 31, 2005, 57,600 of these options had been exercised, and 14,400 options had been forfeited.
2000 Directors’ Stock Option Plan
     The Board of Directors adopted, and in April 2000 the shareholders approved, the 2000 Directors’ Stock Option Plan pursuant to which each director of the Company who is not an employee of the Company was granted an option to purchase 50,000 shares of the Company’s Class A common stock on April 13, 2000. The Company granted a total of 200,000 options at an exercise price equal to the fair market value at the grant date, which was $4.30 per share. On December 18, 2001, the Company granted 58,334 options at an exercise price equal to fair market value at grant date, which was $6.05 per share. The options generally became exercisable in 25 percent annual increments beginning on April 13, 2001. On February 18, 2004, the Company granted 2,083 options at an exercise price equal to the fair market value at the grant date, which was $6.25 per share. The Compensation

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(18) Benefit Plans — (Continued)
Committee may accelerate the exercisability of any option at any time at its discretion, and the options become immediately exercisable in the event of a change of control of the Company, as defined in the plan. All of these options expired on January 31, 2005. At that point, 210,417 of these options had been exercised, and 50,000 options had been forfeited.
2005 Directors’ Stock Plan
     The Board of Directors adopted, and in April 2005 the shareholders approved, the 2005 Directors’ Stock Plan, which authorizes a total of 400,000 shares of Class A common stock to be issued under the Plan to non-employee directors. Incentives under the Plan may be granted in any one or a combination of the following forms: options to purchase shares of common stock, stock appreciation rights, shares of restricted stock, restricted stock units and other stock-based awards. On May 12, 2006, the Company granted 12,000 shares of Class A common stock to each of the Company’s independent directors for a total of 84,000 shares. The expense related to these shares is reflected in earnings and amounted to $459. The independent directors are each required to retain 9,000 of those shares until they cease to serve on the Company’s Board of Directors.
Employee Stock Purchase Plan
     On July 1, 1992, the Company adopted an Employee Stock Purchase Plan. This plan was terminated and replaced by the 2003 Employee Stock Purchase Plan (the “Plan”), which was approved by the Company’s shareholders at its 2003 annual meeting. The Company authorized 1,000,000 shares for issuance under the Plan. The Plan provides to eligible employees the opportunity to purchase the Company’s Class A common stock semi-annually on June 30 and December 31. The purchase price is established at a 15 percent discount from fair market value, as defined in the Plan. As of October 31, 2006, 262,596 shares had been acquired under this Plan.
Stock-Based Compensation
     Effective November 1, 2005, the Company adopted SFAS No. 123R using the modified prospective application transition method. Under this transition method, compensation cost in 2006 includes the portion vesting in the period for (1) all share-based compensation arrangements granted prior to, but not vested as of November 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and (2) all share-based compensation arrangements granted subsequent to November 1, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. Under the modified prospective application transition method, no cumulative effect of change in accounting principle was required for the Company, and results for prior periods have not been restated. SFAS No. 123R also requires that excess tax benefits be reported as a financing cash inflow rather than an operating cash inflow. Prior to November 1, 2005, no stock-based employee compensation cost related to stock options was reflected in net earnings, as all options granted under those plans had an exercise price equal to or greater than the market value of the underlying common stock on the grant date. Accordingly, share-based compensation related to stock options was only included as a pro forma disclosure in the notes to the consolidated financial statements.
     Net earnings for the year ended October 31, 2006 includes $1,203 ($803 after tax) of share-based compensation costs which are included in corporate general and administrative expenses in the consolidated statement of earnings. As of October 31, 2006, there was $2,031 of total unrecognized compensation costs related to nonvested share-based compensation that is expected to be recognized over a weighted-average period of 2.18 years. During fiscal year 2006, the vesting of 11,675 stock options previously granted to an executive officer was accelerated from December 20, 2006 to October 31, 2006. The following table is a summary of the Company’s stock options outstanding as of October 31, 2006, 2005 and 2004, and the changes that occurred during fiscal years 2006, 2005 and 2004.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(18) Benefit Plans — (Continued)

	2006		2005		2004
	Number of	Weighted	Number of	Weighted	Number of	Weighted
	Shares	Average	Shares	Average	Shares	Average
	Underlying	Exercise	Underlying	Exercise	Underlying	Exercise
	Options	Prices	Options	Prices	Options	Prices
Outstanding at beginning of year	1,468,734	$6.62	3,521,393	$5.26	6,787,624	$7.09
Granted	473,060	$5.37	1,182,100	$6.96	923,083	$5.48
Exercised	(33,334)	$5.44	(2,982,460)	$5.16	(2,974,461)	$5.07
Forfeited	(467,166)	$6.89	(252,299)	$6.57	(1,214,853)	$16.08

Outstanding at end of year	1,441,294	$6.15	1,468,734	$6.62	3,521,393	$5.26

Exercisable at end of year	645,665	$6.10	233,338	$5.44	3,288,062	$5.25

Weighted-average fair value of options granted		$2.27		$4.06		$2.22

Year Ended October 31, 2006
Aggregate Intrinsic Value
Options outstanding as of October 31, 2006	$575
Options exercisable as of October 31, 2006	$282
Options exercised during 2006	$13
     The following table further describes the Company’s stock options outstanding as of October 31, 2006.

	Options Outstanding			Options Exercisable
	Number	Weighted		Number	Weighted
	Outstanding	Average	Weighted	Exercisable	Average	Weighted
Range of	at	Remaining	Average	at	Remaining	Average
Exercise Prices	10/31/2006	Contractual Life	Exercise Price	10/31/2006	Contractual Life	Exercise Price
$5.06	254,500	6.08 years	$5.06	63,621	6.08 years	$5.06
$5.35	31,750	6.64 years	$5.35	—	—	$—
$5.44	283,334	7.14 years	$5.44	283,334	7.14 years	$5.44
$5.86	12,739	6.08 years	$5.86	3,185	6.08 years	$5.86
$5.86	154,821	6.53 years	$5.86	—	—	$—
$6.90	560,400	5.14 years	$6.90	151,775	5.14 years	$6.90
$7.03	143,750	5.05 years	$7.03	143,750	5.05 years	$7.03

$5.06 to $7.03	1,441,294	5.88 years	$6.15	645,665	6.10 years	$6.10

		Weighted Average
	Year Ended	Grant-Date
	October 31, 2006	Fair Value
Nonvested options as of November 1, 2005	1,235,396	$3.92
Granted	473,060	$2.27
Vested	(445,661)	$3.46
Forfeited	(467,166)	$3.95

Nonvested options as of October 31, 2006	795,629	$3.18

     The fair value of the Company’s stock options is the estimated present value at grant date using the Black-Scholes option pricing model with the following weighted average assumptions for fiscal years 2006, 2005 and 2004: expected dividend yield of 0.4 percent, zero percent and zero percent; expected volatility of 53.2 percent, 43.3 percent and 38.9 percent; risk-free interest rate of 3.7 percent, 4.4 percent and 4.4 percent; and an expected term of 7.7 years, 4.3 years and 3.9 years. The expected dividend yield is based on the Company’s annual dividend payout at grant date. Expected volatility is based on the historical volatility of the Company’s stock for a period approximating the expected life. The risk-free interest rate is based on the U.S. treasury yield in effect at the time of grant and has a term equal to the expected life. The expected term of the options represents the period of time the options are expected to be outstanding.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(18) Benefit Plans — (Continued)
     Likewise, the fair value of shares acquired through the Employee Stock Purchase Plan is estimated on each semi-annual grant date using the Black-Scholes option pricing model with the following weighted average assumptions for fiscal years 2006, 2005 and 2004, respectively: expected dividend yield of 1.4 percent, 0.4 percent and zero percent; expected volatility of 44.6 percent, 54.9 percent and 62.7 percent; risk-free interest rate of 4.3 percent, 2.6 percent and 1.1 percent; and an expected term of .5 years for all years.
     The following table illustrates the effect on net earnings (loss) and net earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for the year ended October 31, 2005 and 2004.

	Year Ended October 31,
	2005	2004
Net earnings (loss)	$(143,326)	$36,692
Stock-based employee compensation expense included in reported net earnings, net of tax	440	403
Stock-based employee compensation expense determined under fair value-based method, net of tax	(1,696)	(1,870)

Pro forma net earnings (loss)	$(144,582)	$35,225

Net earnings (loss) per common share:
Basic — as reported	$(1.31)	$.34

Basic — pro forma	$(1.32)	$.33

Diluted — as reported	$(1.31)	$.34

Diluted — pro forma	$(1.32)	$.33

Stock Repurchase Plan
     On March 17, 2005, the Company completed its initial stock repurchase program, having repurchased 4,400,000 shares for $28,000 since its inception in June 2003. On March 28, 2005, the Company announced a new stock repurchase program, authorizing the investment of up to $30,000 in the repurchase of the Company’s common stock. Repurchases under the program were limited to the Company’s Class A common stock, and were made in the open market or in privately negotiated transactions at such times and in such amounts as management deemed appropriate, depending upon market conditions and other factors. These repurchases reduce the weighted average number of common shares outstanding during each period. Since the inception of the new program through October 31, 2006, the Company had repurchased 5,096,303 shares of its Class A common stock at an average price of $5.86 per share and as of October 31, 2006 had completed the plan.
Restricted Stock
     The expense related to restricted stock granted in fiscal years 2006, 2005 and 2004 is reflected in earnings and amounted to $484, $742 and $650 for the years ended October 31, 2006, 2005 and 2004, respectively. Once granted, the restricted stock is included in total shares outstanding but is not included in the weighted average number of common shares outstanding in each period used to calculate basic earnings per common share until the shares vest. The table below is a summary of the Company’s restricted stock activity for fiscal years 2006, 2005 and 2004.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(18) Benefit Plans — (Continued)

	2006(1)	2005(2)	2004(3)
Nonvested restricted stock at beginning of year	190,866	160,334	—
Granted	31,998	166,500	271,000
Vested	(125,466)	(125,335)	—
Forfeited	—	(10,633)	(110,666)

Nonvested restricted stock at end of year	97,398	190,866	160,334

(1)	On May 11, 2006, the Company granted 31,998 shares of restricted stock to certain executive officers, which vest in equal 25 percent portions on May 11, 2007, 2008, 2009 and 2010.

(2)	On November 18, 2004, the Company granted 72,000 shares of restricted stock to an executive officer of which no shares have been cancelled as of October 31, 2006 and 16,872 shares were withheld to cover the tax obligation related to the vested restricted stock as of October 31, 2006. The restricted stock vested 25 percent on November 18, 2005, and became fully vested on June 30, 2006. On December 20, 2004, the Company granted 58,000 shares of restricted stock to executive officers. The restricted stock vests 25 percent on December 20, 2005, 25 percent on December 20, 2006 and 50 percent on December 20, 2007. On December 20, 2004, the Company also granted 36,500 shares of restricted stock to executive officers, which vest in equal 25 percent portions on December 20, 2005, 2006, 2007 and 2008 of which 7,300 shares have been cancelled as of October 31, 2006.

(3)	On December 22, 2003, the Company granted 271,000 shares of restricted stock to its executive officers of which 113,999 shares have been cancelled as of October 31, 2006 and 37,454 shares were withheld to cover the tax obligation related to the vested restricted stock as of October 31, 2006. The restricted stock vested in equal one-third portions at October 31, 2004, October 31, 2005 and October 31, 2006.
Other
     On May 12, 2006, the Company granted 27,759 shares of Class A common stock to executive officers as part of their fiscal year 2005 bonus. The expense related to these shares was reflected in earnings in fiscal year 2005 and amounted to $247.
(19) Commitments, Contingencies and Related Party Transactions
Litigation
     Henrietta Torres and Teresa Fiore, on behalf of themselves and all others similarly situated and the General Public v. Stewart Enterprises, Inc., et al.; No. BC328961, on the docket of the Superior Court for the State of California for the County of Los Angeles, Central District. This purported class action was filed on February 17, 2005 on behalf of a nationwide class defined to include all persons who purchased funeral goods and/or services in the United States from defendants at any time on or after February 17, 2001. The suit named the Company and several of its Southern California affiliates as defendants and also sought to assert claims against a class of all entities located anywhere in the United States whose ultimate parent corporation has been the Company at any time on or after February 17, 2001.
     In May 2005, the court ruled that this case was related to similar actions against Service Corporation International (“SCI”) and Alderwoods Group, Inc., and designated the SCI case as the lead case. The case against the Company effectively has been held in abeyance while the court tests plaintiff’s legal theories in the lead case. Rulings on legal issues in the lead case will apply equally in the case against the Company, and the court has allowed the Company to participate in hearings and briefings in the lead case.
     As a result of demurrers, the plaintiff in the lead case amended her case twice. On January 31, 2006, however, the court overruled SCI’s demurrer to the third amended complaint and established a schedule leading to a

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(19) Commitments, Contingencies and Related Party Transactions — (Continued)
hearing on a motion for summary judgment to test the viability of the named plaintiff’s claim against SCI. The third amended complaint in the lead case alleges that the SCI defendants violated the “Funeral Rule” promulgated by the Federal Trade Commission by failing to disclose that the prices charged to the plaintiffs for certain goods and services the SCI defendants obtained from third parties specifically on the plaintiff’s behalf exceeded what the defendants paid for them. The plaintiff alleges that by failing to comply with the Funeral Rule, defendants (i) breached contracts with the plaintiffs, (ii) were unjustly enriched, and (iii) engaged in unfair, unlawful and fraudulent business practices in violation of a provision of California’s Business and Professions Code. The plaintiff seeks restitution damages, disgorgement, interest, costs and attorneys’ fees.
     In September and October 2006, the court granted the motion for summary judgment filed by the SCI affiliate with whom the plaintiff had contracted and entered a judgment of dismissal in favor of that SCI affiliate. On December 8, 2006, the plaintiff noticed an appeal of this judgment.
     Because the matter is being appealed, the likelihood of liability and the extent of any damages cannot be reasonably assessed at this time. The Company intends to aggressively defend itself in this matter.
     Funeral Consumers Alliance, Inc., et al. v. Service Corporation International, Alderwoods Group, Inc., Stewart Enterprises, Inc., Hillenbrand Industries, Inc., and Batesville Casket Co., number H-05-3394 on the docket of the United States District Court for the Southern District of Texas. This purported class action was originally filed on May 2, 2005, in the United States District Court for the Northern District of California, on behalf of a nationwide class defined to include all consumers who purchased a Batesville casket from the funeral home defendants at any time. The court consolidated it with five subsequently filed, substantially similar cases (the “Consolidated Consumer Cases”).
     The Consolidated Consumer Cases allege that the defendants acted jointly to reduce competition from independent casket discounters and fix and maintain prices on caskets in violation of the federal antitrust laws and California’s Business and Professions Code. The plaintiffs seek treble damages, restitution, injunctive relief, interest, costs and attorneys’ fees.
     At the defendants’ request, in late September 2005, the court transferred the Consolidated Consumer Cases to the United States District Court for the Southern District of Texas. The transferred Consolidated Consumer Cases have been consolidated before a single judge in the Southern District of Texas.
     On November 10, 2006, after the court denied Defendants’ motions to dismiss, the Company answered the first amended consolidated class action complaint, denying liability and asserting various affirmative defenses. Discovery is underway. The court conducted a hearing on plaintiffs’ motion for class certification on December 4-7, 2006.
     Because these matters are in their preliminary stages, the likelihood of liability and the extent of any damages cannot be reasonably assessed at this time. The Company intends to aggressively defend itself in these matters.
     A similar action captioned Ralph Lee Fancher, on behalf of himself and all others similarly situated v. Service Corporation International, Alderwoods Group, Inc., Stewart Enterprises, Inc., Hillenbrand Industries, Inc., Aurora Casket Co., York Group, Inc., and Batesville Casket Co., was originally filed in the United States District Court for the Eastern District of Tennessee on behalf of consumers in twenty-three states and the District of Columbia who purchased caskets. The allegations of fact were essentially the same as those made in the Consolidated Consumer Cases, but the plaintiffs in this suit (the “Fancher plaintiffs”) alleged that the defendants violated state antitrust, consumer protection and/or unjust enrichment laws. The Fancher plaintiffs withdrew their complaint on August 2, 2005, and re-filed a nearly identical complaint under Tennessee law and on behalf of only Tennessee consumers in the Northern District of California on September 23, 2005, the same day that the

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(19) Commitments, Contingencies and Related Party Transactions — (Continued)
Consolidated Consumer Cases were transferred to the Southern District of Texas. This matter was transferred to the Southern District of Texas and consolidated with the Consolidated Consumer Cases for purposes of discovery. The Fancher plaintiffs filed a First Amended Complaint expanding the purported class to include all individuals and entities in the United States who purchased Batesville caskets and dropping claims made under the Tennessee consumer protection law. However, the Fancher plaintiffs filed a voluntary notice of dismissal seeking to dismiss their claims without prejudice. On June 13, 2006, the Court entered an order granting the voluntary dismissal without prejudice.
     Pioneer Valley Casket Co., Inc., et al. v. Service Corporation International, Alderwoods Group, Inc., Stewart Enterprises, Inc., Hillenbrand Industries, Inc., and Batesville Casket Co., number H-05-3399 (“Pioneer Valley Case”). This purported class action was filed on July 8, 2005, in the Northern District of California on behalf of a nationwide class of independent casket retailers. The casket retailers make allegations similar to those involved made in the Consolidated Consumer Cases reported above and seek treble damages, injunctive relief, interest, costs and attorneys’ fees.
     Like the Consolidated Consumer Cases, in late September 2005, this matter was transferred to the United States District Court for the Southern District of Texas. The Pioneer Valley Case has been consolidated with the Consolidated Consumer Cases for purposes of discovery only.
     On November 14, 2006, after the court denied Defendants’ motions to dismiss, the Company answered the first amended complaint, denying liability and asserting various defenses. Discovery is underway. The court conducted a hearing on plaintiffs’ motion for class certification on December 8, 2006.
     Because this matter is in preliminary stages, the likelihood of liability and the extent of any damages cannot be reasonably assessed at this time. The Company intends to aggressively defend itself in these matters.
     In Re: State Attorney General Civil Investigative Demands - On August 4, 2005, the Attorney General for the State of Maryland issued a civil investigative demand to the Company seeking documents and information relating to funeral and cemetery goods and services. Subsequently, the Attorneys General for the States of Florida and Connecticut issued a similar civil investigative demand to the Company. The Company has entered into arrangements allowing the Maryland and Florida Attorneys General to share in information provided by the Company with the attorneys general of certain other states. The Company is cooperating with the attorneys general and has provided information relevant to their investigations. Because these matters are in their preliminary stages, the likelihood of liability and the extent of any damages cannot be reasonably assessed at this time. The Company intends to aggressively defend itself in these matters.
Other Litigation
     The Company is a defendant in a variety of other litigation matters that have arisen in the ordinary course of business, which are covered by insurance or otherwise not considered to be material. The Company carries insurance with coverages and coverage limits that it believes to be adequate. Although there can be no assurance that such insurance is sufficient to protect the Company against all contingencies, management believes that its insurance protection is reasonable in view of the nature and scope of the Company’s operations.
     See Note 17 for a discussion of tax related contingencies.
Securities and Exchange Commission Investigation
     In November 2006, the Company received a subpoena from the SEC, issued pursuant to a formal order of investigation, seeking documents and information related to the Company’s previously disclosed and completed deferred revenue project. The SEC has informed the Company that this is a fact-finding inquiry to determine

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(19) Commitments, Contingencies and Related Party Transactions — (Continued)
whether there have been any violations of the federal securities laws. The SEC has also informed the Company that the investigation and subpoena do not mean that the SEC has concluded that the Company, or anyone else, has violated any law or that the SEC has a negative opinion of any person, entity or security. The Company intends to fully cooperate with the SEC in the conduct of its investigation.
Leases
     The Company has noncancellable operating leases, primarily for land and buildings that expire over the next 1 to 12 years, except for six leases that expire between 2032 and 2039. Rent payments under these leases were $4,588, $4,997 and $5,755 for the years ended October 31, 2006, 2005 and 2004, respectively. The Company leased office space from a non-affiliated company through September 30, 2004. Rental payments to the non-affiliated company were $295 for the year ended October 31, 2004 The Company’s future minimum lease payments as of October 31, 2006 are $4,409, $3,615, $3,245, $2,551, $982 and $17,132 for the years ending October 31, 2007, 2008, 2009, 2010, 2011 and later years, respectively.
Other Commitments and Contingencies
     The Company has entered into non-compete agreements with prior owners of acquired subsidiaries that expire through 2012. During fiscal year 2001, the Company decided to relieve some of the prior owners and key employees of their obligations not to compete; however, the payments will continue to be made in accordance with the contract terms. Non-compete agreements are included in the “other assets” line in the consolidated balance sheet and amounted to $7,683 and $9,443 as of October 31, 2006 and 2005, respectively. The Company’s future non-compete payments as of October 31, 2006 are $1,538, $1,209, $328, $242, $242 and $68 for the years ending October 31, 2007, 2008, 2009, 2010, 2011 and later years, respectively.
     The Company is required to maintain a bond ($41,061 as of October 31, 2006) to guarantee its obligations relating to funds the Company withdrew in fiscal year 2001 from its preneed funeral trusts in Florida. This amount would become senior debt if the Company was to borrow funds under the revolving credit facility to extinguish the bond obligation by returning to the trusts the amounts it previously withdrew that relate to the remaining preneed contracts.
Related Party Transactions
     In June 2006, the Company announced the retirement of Kenneth C. Budde, President and Chief Executive Officer, effective June 30, 2006. As part of Mr. Budde’s separation agreement, the Company is paying Mr. Budde an amount equal to one year of salary, or $550, in equal installments over a two-year period beginning in January 2007. The Company recorded the $550 charge in the third quarter of fiscal year 2006 but will make payments in accordance with the agreement.
     In July 2005, the Company announced the retirement of Michael K. Crane, Sr., Senior Vice President and President of the Central Division, effective October 31, 2005. As part of his separation agreement, he is entitled to receive $300 in equal installments over a two year period beginning in May 2006. The Company recorded the $300 charge in the fourth quarter of fiscal year 2005 but will make the payments in accordance with the terms of the agreement.
     In June 2004, the Company entered into a separation agreement with William E. Rowe who stepped down from his position as President and Chief Executive Officer. As part of Mr. Rowe’s separation agreement, the Company paid Mr. Rowe $1,000 in equal installments over a two year period, beginning November 1, 2004. The Company recorded the $1,000 charge in the third quarter of fiscal year 2004 but will make the payments in accordance with the terms of the agreement.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(19) Commitments, Contingencies and Related Party Transactions — (Continued)
     In January 1998, the Company discontinued an insurance policy on the life of Mr. Frank B. Stewart, Jr., Chairman Emeritus of the Company. In order to purchase a replacement policy, The Stewart Family Special Trust borrowed $685 from the Company pursuant to a promissory note due 180 days after the death of Mr. Stewart. Interest on the note accrues annually at a rate equal to the Company’s cost of borrowing under its revolving credit facility and is payable when the principal becomes due. The amount of the loan was equal to the cash value received by the Company upon the discontinuance of the prior insurance policy. The loan proceeds were used by the trust to purchase a single premium policy on the life of Mr. Stewart. Certain of the beneficiaries of The Stewart Family Special Trust are members of Mr. Stewart’s family. The loan was approved by all of the disinterested members of the Board of Directors. The outstanding balance of the loan at October 31, 2006, including accrued interest, was approximately $1,111.
     The father of G. Kenneth Stephens, Jr., Executive Vice President and President of the Company’s Western Division, has an 81 percent ownership interest in Cemetery Funeral Supply, Inc., a vendor of the Company. For the years ended October 31, 2006, 2005 and 2004, the Company paid Cemetery Funeral Supply, Inc. $329, $226 and $252, respectively.
(20) Segment Data
     As a result of the Company’s strategic planning process, effective for the fourth quarter of fiscal year 2005, the Company reorganized its operating divisions from four to two and revised its operating and reportable segments. The Company’s presentation reflects five operating and reportable segments consisting of a corporate trust management segment and a funeral and cemetery segment for each of two geographic areas: Western and Eastern.
     As of October 31, 2006, the Company operated two geographic divisions each with a division president: Western division and Eastern division. The Western division consists of 121 funeral homes and 49 cemeteries in Alabama, Arkansas, California, Illinois, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska, Oregon, Texas, Washington and Wisconsin. The Eastern division consists of 108 funeral homes and 94 cemeteries in Alabama, Florida, Georgia, Kentucky, Maryland, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia and Puerto Rico.
     The corporate trust management segment includes (1) the funeral and cemetery service and merchandise trust earnings recognized for GAAP purposes, which are further described below, and (2) fee income related to the Company’s wholly-owned subsidiary, Investor’s Trust, Inc., “ITI.” Trust assets and the earnings on those assets are associated exclusively with preneed sales. Because preneed services and merchandise will not be provided until an unknown future date, most states require that all or a portion of the customer payments under preneed contracts be placed in trust or escrow accounts for the benefit of the customers.
     ITI serves as investment advisor exclusively to the Company’s trust funds. ITI provides investment advisory services to the trusts for a fee. The Company has elected to perform these services in-house, and the fees are recognized as income as earned.
     The corporate trust management segment revenues reflect (1) investment management fees earned and (2) the realized earnings related to preneed contracts delivered. Earnings recognition in this segment is unrelated to investment results in the current period. Current investment results of the funeral and cemetery merchandise and service trusts are deferred until the underlying products and services are delivered and are not reflected in the statement of earnings but are disclosed in Notes 4, 5, and 7 along with the cost and market value of the trust assets. The Company’s fee income related to management of its trust assets, the investment income recognized on preneed contracts delivered and the trust assets are referred to as “corporate trust management” for the benefit of the divisions.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(20) Segment Data — (Continued)
     Perpetual care trust earnings are reported in the geographic segments, as these revenues are recognized currently and are used to maintain the cemeteries. Perpetual care trust earnings and the cost and market values of the perpetual care trust assets are presented in Note 6.
     The accounting policies of the Company’s segments are the same as those described in Note 2. The Company evaluates the performance of its segments and allocates resources to them using a variety of profitability metrics. The most comprehensive of these measures is gross profit.
     The Company also measures its preneed sales growth year-over-year. Preneed sales and the accounting for these sales are discussed in Notes 2(i), 2(j) and 2(k). Although the Company does not consider its preneed selling activities to be a separate segment, the Company is providing additional disclosure of preneed funeral and cemetery merchandise and service sales in its segment footnote as preneed sales are reviewed monthly by the Company’s Chief Operating Decision Maker (“CODM”) to assess performance and allocate resources. Preneed sales are strategically significant to the Company as those sales are one of the primary drivers of market share protection and growth. As such, the CODM reviews the preneed sales data in addition to revenue and gross profit.
     The Company’s operations are product-based and geographically-based. As such, the Company’s primary reportable segments presented in the following table are based on products and services and their geographical orientation.
     The Company’s funeral homes offer a complete range of funeral services and products both at the time of need and on a preneed basis. The Company’s services and products include family consultation, removal and preparation of remains, the use of funeral home facilities for visitation, worship and funeral services, transportation services, flowers and caskets. In addition to traditional funeral services, all of the Company’s funeral homes offer cremation products and services. The Company’s cemetery operations involve the sale of cemetery property and related merchandise, including lots, lawn crypts, family and community mausoleums, monuments, memorials and burial vaults, along with the sale of burial site openings and closings and inscriptions. Cemetery property and merchandise sales are made both at the time of need and on a preneed basis.
     The Company incurs certain costs at the divisional or regional level that benefit all of the funeral homes and cemeteries in the division or region, such as division management compensation, divisional and regional headquarters overhead, insurance costs and legal and professional fees. These costs are allocated to the facilities in the regions or divisions using various methods including their proportionate share of sales (which can include preneed sales) or payroll. These costs are included in funeral and cemetery costs.
     The Company incurs certain other costs at its Shared Services Center that benefit all of the funeral homes and cemeteries, such as the costs to process contracts, make collections, pay vendors, deliver information system services and deliver human resource services. These costs are allocated to the divisions and further allocated to the facilities in the division using various methods including their proportionate share of sales (which can include preneed sales) and the number of employees. These costs are included in funeral and cemetery costs.
     For a discussion of discontinued operations, see Note 12. The table below presents information about reported segments for the fiscal years ended October 31, 2006, 2005 and 2004 for the Company’s continuing operations only based on the Company’s reportable segments.

	Funeral Revenue			Cemetery Revenue (1)			Total Revenue
	2006	2005	2004	2006	2005	2004	2006	2005	2004
Eastern Division	$116,992	$113,854	$108,110	$136,862	$127,510	$121,978	$253,854	$241,364	$230,088
Western Division	147,449	140,171	143,378	88,570	80,342	89,925	236,019	220,513	233,303
Corporate Trust Management (2)	17,859	18,884	18,688	9,360	11,194	10,632	27,219	30,078	29,320

Total	$282,300	$272,909	$270,176	$234,792	$219,046	$222,535	$517,092	$491,955	$492,711

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(20) Segment Data—(Continued)

	Funeral Gross Profit			Cemetery Gross Profit (1)			Total Gross Profit
	2006	2005	2004	2006	2005	2004	2006	2005	2004
Eastern Division	$18,412	$18,616	$19,190	$24,005	$15,685	$16,915	$42,417	$34,301	$36,105
Western Division	29,730	24,602	31,341	16,567	14,059	19,186	46,297	38,661	50,527
Corporate Trust Management (2)	17,311	18,367	18,149	8,869	10,741	10,047	26,180	29,108	28,196

Total	$65,453	$61,585	$68,680	$49,441	$40,485	$46,148	$114,894	$102,070	$114,828

	Net Preneed Funeral			Net Preneed Cemetery			Net Total Preneed
	Merchandise and Service Sales (3)			Merchandise and Service Sales (3)			Merchandise and Service Sales (3)
	2006	2005	2004	2006	2005	2004	2006	2005	2004
Eastern Division	$47,209	$42,982	$40,065	$42,129	$42,385	$44,293	$89,338	$85,367	$84,358
Western Division	56,797	49,670	48,172	18,034	16,788	18,013	74,831	66,458	66,185

Total	$104,006	$92,652	$88,237	$60,163	$59,173	$62,306	$164,169	$151,825	$150,543

	Depreciation and Amortization			Depreciation and Amortization			Depreciation and Amortization
	Funeral			Cemetery			Total
	2006	2005	2004	2006	2005	2004	2006	2005	2004
Eastern Division	$7,615	$7,590	$12,984	$3,340	$3,871	$12,063	$10,955	$11,461	$25,047
Western Division	6,702	7,011	14,551	2,504	2,590	7,862	9,206	9,601	22,413
Reconciling Items (4)							5,505	4,647	10,120

Total							$25,666	$25,709	$57,580

	Additions to Long-Lived Assets			Additions to Long-Lived Assets			Additions to Long-Lived Assets
	Funeral (5)			Cemetery (5)			Total (5)
	2006	2005	2004	2006	2005	2004	2006	2005	2004
Eastern Division	$3,740	$5,896	$4,380	$8,602	$8,968	$9,153	$12,342	$14,864	$13,533
Western Division	11,285	6,354	5,249	10,526	5,831	6,527	21,811	12,185	11,776
Reconciling Items (4)							5,329	6,428	5,405

Total							$39,482	$33,477	$30,714

	Total Funeral Assets		Total Cemetery Assets		Total Assets
	2006	2005	2006	2005	2006	2005
Eastern Division	$261,033	$273,387	$652,228	$675,727	$913,261	$949,114
Western Division	310,820	272,025	387,932	359,247	698,752	631,272
Corporate Trust Management	468,077	446,344	201,983	191,506	670,060	637,850
Reconciling Items (4)					98,504	117,373

Total					$2,380,577	$2,335,609

	Funeral Goodwill		Cemetery Goodwill		Total Goodwill
	2006	2005	2006	2005	2006	2005
Eastern Division	$89,374	$89,374	$25,965	$25,965	$115,339	$115,339
Western Division	108,690	108,690	48,947	48,947	157,637	157,637

Total	$198,064	$198,064	$74,912	$74,912	$272,976	$272,976

	Assets held for Sale-Funeral		Assets held for Sale-Cemetery		Assets held for Sale-Total
	2006	2005	2006	2005	2006	2005
Eastern Division	$1,025	$1,634	$775	$1,000	$1,800	$2,634
Western Division	993	1,537	—	257	993	1,794

Total	$2,018	$3,171	$775	$1,257	$2,793	$4,428

(1)	Perpetual care trust earnings of $10,121, $8,175 and $6,375 for fiscal years 2006, 2005 and 2004, respectively, are included in the revenue and gross profit data of the related geographic segment.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(20) Segment Data—(Continued)

(2)	Corporate trust management consists of the trust management fees and funeral and cemetery merchandise and service trust earnings recognized with respect to preneed contracts delivered during the period. Trust management fees are established by the Company at rates consistent with industry norms and are paid by the trusts to the Company’s subsidiary, Investor’s Trust, Inc. The trust earnings represent earnings realized over the life of the preneed contracts delivered during the relevant periods. Trust management fees included in funeral revenue for 2006, 2005 and 2004 were $5,528, $5,383 and $5,543, respectively, and funeral trust earnings recognized with respect to preneed contracts delivered included in funeral revenue for 2006, 2005 and 2004 were $12,331, $13,501 and $13,145, respectively. Trust management fees included in cemetery revenue for 2006, 2005 and 2004 were $4,894, $4,945 and $4,731, respectively, and cemetery trust earnings recognized with respect to preneed contracts delivered included in cemetery revenue for 2006, 2005 and 2004 were $4,466, $6,249 and $5,901, respectively.

(3)	Preneed sales amounts represent total preneed funeral and cemetery service and merchandise sales generated in the applicable period, net of cancellations.

(4)	Reconciling items consist of unallocated corporate assets, depreciation and amortization on unallocated corporate assets and additions to corporate long-lived assets.

(5)	Long-lived assets include cemetery property and net property and equipment.
     A reconciliation of total segment gross profit to total earnings from continuing operations before income taxes and cumulative effect of change in accounting principle for the fiscal years ended October 31, 2006, 2005 and 2004, is as follows:

	Year Ended October 31,
	2006	2005	2004
Gross profit for reportable segments	$114,894	$102,070	$114,828
Corporate general and administrative expenses	(31,739)	(19,440)	(17,097)
Hurricane related recoveries (charges), net	1,628	(9,366)	—
Separation charges	(991)	(1,507)	(3,435)
Gains on dispositions and impairment (losses), net	(353)	1,234	(225)
Other operating income, net	1,308	1,415	2,090
Interest expense	(29,633)	(30,460)	(47,335)
Loss on early extinguishment of debt	—	(32,822)	—
Investment and other income, net	3,676	713	178

Earnings from continuing operations before income taxes and cumulative effect of change in accounting principle	$58,790	$11,837	$49,004

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(21) Supplementary Information
     The detail of certain income statement accounts is as follows for the fiscal years ended October 31, 2006, 2005 and 2004.

	Year Ended October 31,
	2006	2005	2004
Service revenue
Funeral	$165,608	$155,037	$150,827
Cemetery	62,733	58,130	56,577

	228,341	213,167	207,404

Merchandise revenue
Funeral	108,584	109,908	110,390
Cemetery	155,903	145,417	148,832

	264,487	255,325	259,222

Other revenue
Funeral	8,108	7,964	8,959
Cemetery	16,156	15,499	17,126

	24,264	23,463	26,085

Total revenue	$517,092	$491,955	$492,711

Service costs
Funeral	$56,399	$51,561	$58,309
Cemetery	42,358	40,641	38,532

	98,757	92,202	96,841

Merchandise costs
Funeral	65,738	67,016	50,751
Cemetery	90,631	86,607	85,430

	156,369	153,623	136,181

General and administrative expenses
Funeral	94,710	92,747	92,436
Cemetery	52,362	51,313	52,425

	147,072	144,060	144,861

Total costs	$402,198	$389,885	$377,883

     Service revenue includes funeral service revenue, funeral trust earnings, insurance commission revenue, burial site openings and closings and perpetual care trust earnings. Merchandise revenue includes funeral merchandise, flower sales, cemetery property sales revenue, cemetery merchandise delivery revenue and merchandise trust earnings. Other revenue consists of finance charge revenue and trust management fees. Service costs include the direct costs associated with service revenue and preneed selling costs associated with preneed service sales. Merchandise costs include the direct costs associated with merchandise revenue and preneed selling costs associated with preneed merchandise sales.
(22) Hurricane Related Charges
     On Monday, August 29, 2005, Hurricane Katrina struck the New Orleans metropolitan area and the Mississippi and Alabama Gulf Coasts. The Company’s executive offices and Shared Services Center are located in a building it owns in the New Orleans metropolitan area, and no significant damage occurred to that building. However, most of the approximately 400 employees who work at this location did not have access to their homes until late September or early October, and many of those homes remain uninhabitable. For the month of September, the Company temporarily housed most of the Shared Services Center functions, such as cash receipts and disbursements, customer service, contract processing and information technology in Orlando, Florida, in newly-

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(22) Hurricane Related Charges—(Continued)
leased and existing Company office space, and temporarily housed other functions such as the executive offices, treasury, accounting, trust administration, human resources, training, communications, marketing, tax and compliance in the Dallas, Texas area in newly-leased office space. Beginning in early October 2005, the executive offices and Shared Services Center were open and operating.
     Of the Company’s then 231 funeral homes and 144 cemeteries, three funeral homes and five cemeteries, which prior to the hurricane represented approximately four percent of the Company’s annual revenues and approximately five percent of its annual gross profit, are located in the New Orleans metropolitan area and suffered substantial damage. The Company’s mausoleum construction and sales business, Acme Mausoleum, which primarily operates in southwest Louisiana and Texas, was also negatively impacted by Hurricanes Katrina and Rita. Including Acme Mausoleum, the New Orleans area funeral home and cemetery operations represent approximately six percent of the Company’s annual revenue and gross profit prior to the hurricane. The book value of net property and equipment, receivables, inventory and cemetery property at the affected properties amounted to approximately $24,700 prior to the storms (of which $12,901 was written off.) Hurricanes Katrina, Rita and Wilma also interrupted business in Florida, Alabama, Mississippi and Texas primarily due to evacuations and power outages.
     During 2006, the Company’s largest funeral operation in New Orleans operated out of a temporary facility. Reconstruction of this funeral home began in early fiscal year 2007 and is expected to be completed by early 2008. The second largest funeral home in New Orleans was not open during fiscal year 2006 but is expected to open in the second quarter of 2007. The smallest funeral home in New Orleans opened during the third quarter of 2006. Burials occurred in all of the Company’s Louisiana cemeteries during 2006. The Company has renovations remaining at one of the mausoleums.
     The Company has insurance coverage related to property damage, incremental costs and property operating expenses it incurred due to damage caused by Hurricane Katrina. The insurance policies also provide coverage for interruption to the business, including lost profits, and reimbursement for other expenses and costs incurred relating to the damages and losses suffered. Each quarter, the Company estimates the insurance proceeds it expects to receive, which is then compared to the expenses incurred related to Hurricane Katrina to determine the hurricane-related charges. As of October 31, 2006, the Company had incurred approximately $31,225 (of which $20,897 was incurred as of October 31, 2005) in total expenses related to Hurricane Katrina including the write-off of damaged buildings, equipment and inventory, demolition costs, debris removal, record restoration, general cleanup, temporary living facilities for employees, relocation expenses and other costs. The Company is expensing non-capitalizable costs related to Hurricane Katrina as incurred. As of October 31, 2006, the Company has recorded insurance proceeds from Hurricane Katrina of $23,562, $11,531 of which had been recorded as of October 31, 2005 and $6,831 of which is included in current receivables in the consolidated balance sheet as of October 31, 2006. For the year ended October 31, 2006, expenses incurred for Hurricane Katrina were $10,328 and insurance proceeds recorded were $12,031, resulting in a net recovery of $1,703. For the year ended October 31, 2006, the Company has recorded $196 in expenses and $121 in insurance proceeds for Hurricane Wilma, resulting in a net loss of $75. Therefore, for the year ended October 31, 2006, expenses incurred for Hurricanes Katrina and Wilma were $10,524 and insurance proceeds recorded were $12,152, resulting in a net recovery of $1,628, ($1,082 after tax, or $.01 per share). These items are reflected in the “Hurricane related recoveries (charges), net” line item in the consolidated statements of earnings for the year ended October 31, 2006. The Company believes that a significant portion of the loss it experienced may be covered by insurance. When the Company and its insurance carriers agree on the final amount of the insurance proceeds the Company is entitled to, if the proceeds are greater than the loss incurred, then the Company will record any related gain at that time.
     For the year ended October 31, 2006, the Company recorded $3,169 in business interruption insurance proceeds based on information received from the Company’s insurance carrier, and none of this had been received by the Company as of October 31, 2006. The Company has reflected $2,829 and $340 of the business interruption insurance in the funeral and cemetery revenue line items, respectively, in the consolidated statements of earnings for the year ended October 31, 2006 and in current receivables in the consolidated balance sheet as of October 31, 2006.

\

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(22) Hurricane Related Charges—(Continued)
     The Company received $10,000 in hurricane related insurance proceeds from November 1, 2006 through January 11, 2007.
(23) Quarterly Financial Data (Unaudited)
     The quarterly financial data in the table below has been reclassified to reflect the results of certain businesses previously reported as continuing operations to discontinued operations.

	First	Second	Third	Fourth
Year Ended October 31, 2006(1)
Revenues	$125,976	$130,798	$129,286	$131,032
Gross profit	29,113	31,958	25,458	28,365
Net earnings	8,389	11,447	7,334	10,423
Net earnings per common share:
Basic	.08	.11	.07	.10
Diluted	.08	.11	.07	.10

	First	Second	Third	Fourth
Year Ended October 31, 2005(2)
Revenues	$121,820	$131,868	$124,369	$113,898
Gross profit	27,152	33,180	23,991	17,747
Net earnings (loss)	(145,277)	(4,917)	8,875	(2,007)
Net earnings (loss) per common share:
Basic	(1.33)	(.04)	.08	(.02)
Diluted	(1.33)	(.04)	.08	(.02)

(1)	First quarter of fiscal year 2006 includes a charge of $2,638 ($1,583 after tax, or $.01 per share) in net hurricane related costs and $154 in separation pay for a former executive officer. Second quarter of fiscal year 2006 includes a recovery of $558 related to net hurricane related costs, $159 in net gains on dispositions and impairment (losses) in continuing operations and $122 in separation pay for a former executive officer. Third quarter of fiscal year 2006 includes a recovery of $1,072 ($643 after tax, or $.01 per share) related to net hurricane related costs and $680 in separation pay for a former executive officer. Fourth quarter of fiscal year 2006 includes a recovery of $2,636 ($1,687 after tax, or $.01 per share) related to net hurricane related costs and ($505) in net gains on dispositions and impairment (losses) in continuing operations. Third and fourth quarters of fiscal year 2006 also contain out of period adjustments as described in Note 2(u).

(2)	First quarter of fiscal year 2005 includes a charge of $2,651 ($1,723 after tax, or $.02 per share) for early extinguishment of debt in connection with the refinancing of the Company’s senior secured credit facility and $813 in net gains on dispositions and impairment (losses) in continuing operations. First quarter of 2005 also includes a charge of $254,240 ($153,180 after tax, or $1.40 per share) for the cumulative effect of change in accounting principle related to preneed selling costs, as described in Notes 2(f) and 3(b). Second quarter of fiscal year 2005 includes a charge of $30,057 ($19,210 after tax, or $.18 per share) for early extinguishment of debt in connection with the refinancing of the Company’s senior subordinated notes and $364 in net gains on dispositions and impairment (losses) in continuing operations. Third quarter of fiscal year 2005 includes an additional charge of $114 for early extinguishment of debt in connection with the refinancing of the Company’s senior subordinated notes. Third quarter of fiscal year 2005 also includes a charge of $147 relating to the reorganization of the Company’s divisions and $56 in net gains on dispositions and impairment (losses) in continuing operations. Fourth quarter of fiscal year 2005 includes a charge of $9,366 ($5,228 after tax, or $.05 per share) in net hurricane related costs and $1,360 ($850 after tax, or $.01 per share) relating to the reorganization of the Company’s divisions and separation pay of a former executive officer.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
(23) Quarterly Financial Data (Unaudited)
(23) Quarterly Financial Data (Unaudited)—(Continued)
     Changes in the number of deaths can vary among local markets and from quarter to quarter, and variations in the number of deaths in the Company’s markets or from quarter to quarter are not predictable. However, generally the number of deaths fluctuates with the seasons with more deaths occurring during the winter months primarily resulting from pneumonia and influenza. These variations can cause revenues to fluctuate.
(24) Subsequent Events
     On November 2, 2006, the Company announced the retirement of Everett N. Kendrick, Executive Vice President, Chief Operating Officer and President – Sales and Marketing Division, effective December 31, 2006. As part of Mr. Kendrick’s separation agreement, the Company will pay Mr. Kendrick $350 in equal bi-weekly installments over a two-year period commencing six months after his retirement date which the Company will record as a charge for separation pay in the first quarter of fiscal year 2007. In addition, the Company will pay Mr. Kendrick’s year end bonus of $245 on or before January 5, 2007. Any of Mr. Kendrick’s stock options and restricted stock not vested on or before December 31, 2006 will be forfeited.
     On December 12, 2006, the Company acquired a new funeral home in the Eastern Division’s Southern Region. This funeral home serves approximately 250 families a year and is located in Florida.
     The Company received $10,000 in hurricane related insurance proceeds from November 1, 2006 through January 11, 2007. For additional information, see Note 22.
(25) Subsequent Events (Unaudited)
     In February 2007, the Company announced that the Board of Directors has appointed Thomas J. Crawford as President and Chief Executive Officer and as a director of the Company, made an optional prepayment of $12,000 on its Term Loan B, and issued a total of 84,000 shares of Class A common stock to the independent directors of the Company.
     In April 2007, the plaintiffs in the Funeral Consumers Alliance, Inc., et al. v. Service Corporation International, Alderwoods Group, Inc., Stewart Enterprises, Inc., Hillenbrand Industries, Inc., and Batesville Casket Co., number H-05-3394 on the docket of the United States District Court for the Southern District of Texas filed an expert report indicating that the damages sought from all defendants would be in the range of approximately $950 million to approximately $1.5 billion, before trebling. A successful plaintiff in an anti-trust case may elect to enforce any judgment against any or all of the co-defendants, who have no right of contribution against one another. Accordingly, any adverse judgment could have a material adverse effect on the Company’s financial condition and results of operations. The Company believes it has meritorious defenses to the substantive allegations asserted, to class certification, and to the plaintiffs’ damage theories and calculations, and the Company intends to aggressively defend itself in these proceedings.
     In May 2007, the Company acquired a funeral home for approximately $2,398 to expand its business in North Carolina.
     During the first six months of 2007, the Company sold 3 facilites for approximately $1,327. Also during fiscal year 2007 through June 12, the Company granted to employees 488,500 stock options with service conditions and 540,000 stock options with market conditions. The Company also granted to employees 52,500 shares of restricted stock with service conditions and granted to employees 510,000 shares of restricted stock with service, market and performance conditions.

Item 9A. Controls and Procedures
Disclosure Controls and Procedures.
     The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in the reports that the Company files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s (“SEC”) rules and forms, and that such information is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.
     As of the end of the period covered by this report, the Company carried out an evaluation, under the supervision and with the participation of the Company’s Disclosure Committee and management, including the Chief Executive Officer and the Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15(b). Based upon this evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of the end of the period covered by this report.
Management’s Report on Internal Control over Financial Reporting
     Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies and procedures may deteriorate.
     Management assessed the effectiveness of the Company’s internal control over financial reporting as of October 31, 2006. In making this assessment, management used the criteria described in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management concluded that the Company maintained effective internal control over financial reporting as of October 31, 2006.
     Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of October 31, 2006 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.
Remediation of Prior Material Weaknesses
     Management, with the oversight of the Audit Committee, has addressed all of the material weaknesses identified in previous periods and has concluded that they were remediated in the fourth quarter of 2006.
     The Company devoted significant time and resources to remediate the material weakness related to preneed cemetery merchandise and service contracts and the recognition of realized trust earnings. (Refer to material weaknesses 1 and 2 previously disclosed in Item 9A of the October 31, 2005 Form 10-K.) The Company completed a detailed review and assessment of nearly 700,000 contracts. The Company has enhanced its automated delivery systems over cemetery merchandise and has implemented an automated system for tracking and reporting trust earnings. Beginning in the first quarter of 2006, the Company utilized an automatic process to recognize revenue for cemetery merchandise revenue. The Company also enhanced its analytical procedures and implemented new procedures to monitor merchandise deliveries. During the fiscal year, the Company restructured its Corporate Accounting team to enhance the effectiveness of current controls and processes and to make recommendations for improvements and efficiencies. Further, the Company improved its employee training programs at both cemetery and funeral locations reiterating to the appropriate personnel of the importance of performing their responsibilities in accordance with Company policies and procedures. Controls over the reconciliations of preneed funeral and cemetery detailed records to trust fund assets and corresponding deferred revenue, as well as the disposition of any reconciling items identified, have been refined.
     The Company has designed and implemented additional controls with respect to the accrual of small dollar disbursements incurred at its individual funeral home and cemetery locations. (Refer to material weakness 3 previously disclosed in Item 4 of the July 31, 2006 Form 10-Q.) Controls were designed and implemented to account for small dollar disbursements received after period end to properly accrue for these items in the financial statements. In addition, management has strengthened communications regarding the importance of timely voucher submission from the funeral home and cemetery locations.
     Management has concluded that the actions taken above have remediated the material weaknesses in the Company’s internal controls over financial reporting.
Changes in Internal Control over Financial Reporting
     There have been no changes in the Company’s internal control over financial reporting during the most recently completed fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting except as described in the section titled “Remediation of Prior Material Weaknesses” above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
FINANCIAL STATEMENT SCHEDULE
To the Board of Directors and Shareholders
of Stewart Enterprises, Inc.:
Our audits of the consolidated financial statements, of management’s assessment of the effectiveness of internal control over financial reporting and of the effectiveness of internal control over financial reporting referred to in our report dated January 15, 2007, except for notes 2(v) and 12 for which the date is June 20, 2007, appearing in Exhibit 99.3 of this Form 8-K, also included an audit of the financial statement schedule listed in Exhibit 99.3 of this Form 8-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.
PricewaterhouseCoopers LLP
New Orleans, Louisiana
January 15, 2007, except for notes 2(v)
     and 12 for which the date is June 20, 2007

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(Unaudited)
(Dollars in thousands)

COLUMN A	COLUMN B	COLUMN C	COLUMN D	COLUMN E	COLUMN F
	Balance at	Charged to
	beginning	costs and	Other		Balance at
Description	of period	expenses	Changes (1)	Write-offs	end of period
Current—Allowance for doubtful accounts:
Year ended October 31,
2006	$6,785	2,579	(6)	(2,706)	$6,652
2005	$5,518	3,771	3	(2,507)	$6,785
2004	$4,528	2,416	40	(1,466)	$5,518

Due after one year—Allowance for doubtful accounts:
Year ended October 31,
2006	$11,350	4,216	—	(4,678)	$10,888
2005	$8,022	6,306	—	(2,978)	$11,350
2004	$5,590	4,691	—	(2,259)	$8,022

Deferred tax asset valuation allowance
Year ended October 31,
2006	$10,220	237	—	—	$10,457
2005	$9,744	476	—	—	$10,220
2004	$11,985	(2,241)	—	—	$9,744

(1)	Amounts charged to other accounts represent the reduction due to the assets held for sale and the reduction due to asset sales completed.